EXECUTION COPY


                        AGREEMENT FOR INVENTORY FINANCING
                           Dated as of April 13, 2000


                                      Among


                              MTS HOLDING COMPANY,
                        MICROAGE COMPUTER CENTERS, INC.,
                      MICROAGE TECHNOLOGY SERVICES, L.L.C.
                                       and
                                 PINACOR, INC.,
                                  as Customers


                                 MICROAGE, INC.,
                                   as Parent,


                                       and


                             IBM CREDIT CORPORATION

                                TABLE OF CONTENTS

                                                                 PAGE

Section 1.  DEFINITIONS; ATTACHMENTS                               3
1.1.   Definitions.                                                3
1.2.   Other Defined Terms.                                       13
1.3.   Attachments.                                               13

Section 2.  CREDIT LINE; FINANCE CHARGES; OTHER CHARGES           13
2.1.   Credit Line.                                               13
2.2.   Product Advances.                                          14
2.3.   Late Charges and Other Charges                             15
2.4.   Customer Account Statements.                               16
2.5.   Shortfall.                                                 16
2.6.   Application of Payments.                                   16
2.7.   Prepayment and                                             17

Section 3.  CREDIT LINE ADDITIONAL PROVISIONS                     17
3.1.   Power of Attorney.                                         17

Section 4.  SECURITY -- COLLATERAL                                18
4.1.   Grant.                                                     18
4.2.   Further Assurances.                                        19

Section 5.  CONDITIONS PRECEDENT                                  19
5.1.   Conditions Precedent to the Effectiveness of this
           Agreement.                                             19
5.2.   Conditions Precedent to Each Product Advance.              21
5.3.   Post Closing                                               21

Section 6. REPRESENTATIONS AND WARRANTIES                         22
6.1.   Organization and Qualifications.                           22
6.2.   Subsidiaries                                               22
6.3.   Rights in Collateral; Priority of Liens.                   22
6.4.   No Conflicts.                                              22
6.5.   Enforceability.                                            23
6.6.   Locations of Offices, Records and Inventory.               23
6.7.   Fictitious Business Names.                                 23
6.8.   Organization.                                              23
6.9.   No Judgments or Litigation.                                23
6.10.  No Defaults.                                               23
6.11.  Labor Matters.                                             24
6.12.  Compliance with Law.                                       24
6.13.  ERISA.                                                     24
6.14.  Compliance with Environmental Laws.                        24
6.15.  Intellectual Property.                                     25
6.16.  Licenses and Permits.                                      25

6.17.  Investment Company.                                        25
6.18.  Taxes and Tax Returns.                                     25
6.19.  Affiliate/Subsidiary Transactions.                         25
6.20.  Accuracy and Completeness of Information.                  25
6.21.  Recording Taxes.                                           26
6.22.  Indebtedness.                                              26

Section 7.  AFFIRMATIVE COVENANTS                                 26
7.1.   Financial and Other Information.                           26
7.2.   Location of Collateral.                                    29
7.3.   Changes in Customers.                                      29
7.4.   Corporate Existence.                                       29
7.5.   ERISA.                                                     29
7.6.   Environmental Matters.                                     30
7.7.   Collateral Books and Records/Collateral Audit.             30
7.8.   Insurance; Casualty Loss.                                  31
7.9.   Taxes.                                                     31
7.10.  Compliance With Laws.                                      31
7.11.  Fiscal Year.                                               32
7.12.  Intellectual Property.                                     32
7.13.  Maintenance of Property.                                   32
7.14.  Collateral.                                                32
7.15.  Borrowing Base Certificate                                 33
7.16.  Subsidiaries                                               33
7.17.  Compliance with Terms of Leaseholds                        33
7.18.  Additional Covenants                                       33
7.19.  Joint and Several Guaranty                                 33
7.20.  Parent Guaranty                                            34

Section 8.  NEGATIVE COVENANTS                                    37
8.1.   Liens.                                                     37
8.2.   Disposition of Assets.                                     37
8.3.   Corporate Changes.                                         38
8.4.   Mergers, Etc                                               38
8.5.   Guaranties.                                                38
8.6.   Restricted Payments.                                       38
8.7.   Investments.                                               39
8.8.   Affiliate/Subsidiary Transactions.                         40
8.9.    ERISA.                                                    40
8.10.  Additional Negative Pledges.                               40
8.11.  Storage of Collateral with Bailees and Warehousemen.       41
8.12.  Indebtedness.                                              41
8.13.  Loans.                                                     41
8.14.  Amendment, Etc. of Credit Agreement                        41
8.15.  Interim Order and Final Order                              41
8.16.  Application to the Bankruptcy Court                        41
8.17.  Chapter 11 Claims                                          41

8.18.  Reclamation Claims; Bankruptcy Code Section 546(g)*
         Agreements                                               42
8.19.  Non-Filing Subsidiaries                                    42

Section 9.  DEFAULT                                               42
9.1.   Event of Default.                                          42
9.2.   Acceleration.                                              46
9.3.   Remedies.                                                  46
9.4.   Waiver.                                                    47

Section 10. FINANCIAL COVENANT DEFINITIONS; FINANCIAL COVENANTS   48
10.1.  Financial Covenant Definitions                             48
10.2.  Financial Covenants                                        52

Section 11.  MISCELLANEOUS                                        53
11.1.   Term; Termination.                                        53
11.2.   Indemnification.                                          53
11.3.   Additional Obligations                                    54
11.4.   Limitation of Liability                                   54
11.5.   Alteration/Waiver                                         54
11.6.   Severability                                              55
11.7.   Entire Agreement                                          55
11.8.   One Loan                                                  55
11.9.   Additional Collateral.                                    55
11.10.  No Merger or Novations                                    55
11.11.  Paragraph Titles.                                         56
11.12.  Binding Effect; Assignment                                56
11.13.  Notices; E-Business Acknowledgment                        56
11.14.  Counterparts                                              58
11.15.  Submission and Consent to Jurisdiction
            And Choice of Law                                     58
11.16.  Jury Trial Waiver                                         59
11.17.  Intercreditor Agreements                                  59

                        AGREEMENT FOR INVENTORY FINANCING

         This AGREEMENT FOR INVENTORY FINANCING (as amended, supplemented or otherwise modified from time to time, this "Agreement") and is hereby dated as of the 13th day of April, 2000, by and between IBM CREDIT CORPORATION, a Delaware corporation with a place of business at North Castle Drive, Armonk, New York 10504 ("IBM Credit"), MTS HOLDING COMPANY, a Delaware corporation with a place of business at 2400 South MicroAge Way, Tempe, Arizona 85282 ("MTSI"), MICROAGE COMPUTER CENTERS, INC., a Delaware corporation with a place of business at 2400 South MicroAge Way, Tempe, Arizona 85282 ("MCCI"), MICROAGE TECHNOLOGY SERVICES, L.L.C., a Delaware corporation with a place of business at 2400 South MicroAge Way, Tampa, Arizona 85282 ("MTS", and PINACOR, INC., a Delaware corporation with a place of business at 2400 South MicroAge Way, Tempe, Arizona 85282 ("Pinacor", and together with , MCCI, MTS and MTSI, the "Customers" and individually a "Customer") and MICROAGE, INC., a Delaware corporation with a place of business at 2400 South MicroAge Way, Tempe, Arizona 85282 (the "Parent"). Notwithstanding the foregoing, and unless otherwise indicated, any obligation of a "Customer" or "Customers" herein shall be the joint and several obligation of MTS, MTSI, MCCI, Pinacor and Parent.

                                   WITNESSETH

         WHEREAS, IBM Credit entered into an Amended and Restated Agreement for Wholesale Financing, dated as of October 29, 1999 (as amended, supplemented or otherwise modified through the date hereof, the "PRE-PETITION INVENTORY FINANCE AGREEMENT") with the Customers and Parent;

         WHEREAS, as of the date hereof an aggregate amount of $66,000,000 is outstanding under the Pre-Petition Inventory Finance Agreement in respect of principal, interest and fees ("PRE-PETITION OBLIGATIONS"), after all draws on Irrevocable Standby Letter of Credit No. NY-20511-30026459 issued by Citibank, N.A. ("CITIBANK") for the account of MTS and Pinacor under the Citibank Credit Agreement (as defined below) and the Pre-Petition Inventory Finance Agreement, made with the consent of MicroAge and Citibank on April 12, 2000;

         WHEREAS, on April 13, 2000 (the "PETITION DATE"), voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.101 et seq. (the "BANKRUPTCY CODE") were filed by MicroAge and certain subsidiaries listed on Attachment _ hereto (collectively, the "Debtors") in the United States Bankruptcy Court for the District of Arizona (the "COURT") (collectively, the "CHAPTER 11 CASES" or the "CASES");

         WHEREAS, IBM Credit is a lender under the Credit Agreement, dated as of October 28, 1999 (as amended, supplemented or otherwise modified through the date hereof, the "CITIBANK CREDIT AGREEMENT"), among MTSI, Pinacor, the Parent, the several banks and other financial institutions from time to time parties thereto and Citibank, as Administrative Agent, pursuant to which the lenders provided a $300 million (as reduced on the terms thereof) three-year senior secured working capital facility, swing line facility and letter of credit facility;

         WHEREAS, Citibank, as agent and certain banks and other financial institutions as lenders (other than IBM Credit), certain Debtors as borrowers desire to enter into a debtor-in-possession financing facility (the "CREDIT AGREEMENT") to provide up to $225,000,000 of post-petition financing to the Debtors;

         WHEREAS, Customers have determined that it is in their best interest, in the course of Customers' operations, to continue to purchase from International Business Machines Corporation ("IBM") computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of IBM (the "PRODUCTS");

         WHEREAS, Customers have requested that IBM Credit continue to finance its purchase of Products from IBM and IBM Credit is willing to provide such financing to Customers subject to the terms and conditions set forth in this Agreement and the Cash Collateral Stipulation referred to below;

         WHEREAS, in order to induce IBM Credit to enter into this Agreement, the Borrowers under the Credit Agreement intend to utilize availability under the Credit Agreement (a) to repay IBM Credit for all amounts outstanding to IBM Credit under the Citibank Credit Agreement and, (b) to repay $10 million of the Pre-Petition Obligations outstanding under the Pre-Petition Inventory Finance Agreement, leaving a remaining amount of Obligations due under the Pre-Petition Inventory Finance Agreement of $55 million; and

         WHEREAS, IBM Credit has agreed to make a new inventory loan under the terms of this Agreement in the initial amount of $27 million, the proceeds of which will be utilized to repay $27 million of the remaining Pre-Petition Obligations, leaving a total of $30 million (the "PRE-PETITION SECURED OBLIGATION") due under the Pre-Petition Inventory Finance Agreement, which the parties have agreed will remain outstanding under a Cash Collateral Stipulation to be entered into by and among the Debtors and IBM Credit simultaneously with this Agreement;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                       SECTION 1. DEFINITIONS; ATTACHMENTS

1.1. DEFINITIONS. The following terms shall have the following respective meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Affiliate": with respect to each Loan Party, any Person meeting one of the following: (i) at least 10% of such Person's equity is owned, directly or indirectly, by such Loan Party; (ii) at least 10% of such Loan Party's equity is owned, directly or indirectly, by such Person; or (iii) at least 10% of Customer's equity and at least 10% of such Person's equity is owned, directly or indirectly, by the same Person or Persons. Each of Loan Party's officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of such Loan Party for purposes of this Agreement.

"Approved Inventory": (1) during the period from the Closing Date to and including July 14, 2000, the sum of (x) 100% of the value of the Products in Customer's possession at Authorized Locations and (y) 100% of the value of the Products in Customers' possession at Temporary Locations and (z) up to Two Million Dollars ($2,000,000) of Products in the Customers' possession at all locations other than Authorized Locations and Temporary Locations and (2) during the period from July 15, 2000 and thereafter, the sum of (x) 100% of the value of the Products in Customers' possession at Authorized Locations and (y) up to Two Million Dollars ($2,000,000) of the Products in Customers' possession at all locations other than Authorized Locations and Temporary Locations, as of the date of determination as reflected in the Loan Parties' most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, provided, however, IBM Credit has first, prior and perfected liens in such Products and such Products are new and in unused condition. The value to be assigned to such Approved Inventory shall be determined by IBM Credit in its sole discretion which, by way of example only, and without limiting the discretion of IBM Credit to determine such valuation, shall be based upon, among other things, IBM's invoice price to Customers for Approved Inventory net of all IBM Credit adjustments, provided, however, if any Customer acquires inventory through an Affiliate of such Customer, the value to be assigned to such Approved Inventory shall be based on the Affiliate's invoice price less the Affiliate's gross profit net of all applicable price reduction credits.

"Agreement":  as defined in the caption.

"Auditors": a nationally recognized firm of independent certified public accountants selected by the Loan Parties and satisfactory to IBM Credit.

"Authorized Locations": 4227 Surles Court/IBM Bldg. 685, Durham, North Carolina 27703, (2) 421 West Alameda Drive, Tempe AZ, 85282, (3) 423 West Alameda Drive, Tempe, AZ 85282, and (4) 525 West Alameda Drive, Tempe AZ, 85282; provided, however, any such location shall cease to be an Authorized Location upon a breach of the covenants specified in Section 7.17 hereof, or upon receipt by any Loan Party or any Guarantor of a notice described in Section 7.17.

"Available Credit": at any time (1) from the Closing Date to and including June 12, 2000, shall be an amount equal to (a) the Maximum Advance Amount, less (b) the sum of (i) the Outstanding Product Advances at such time, and (ii) the Outstanding Product Advances at such time multiplied by 6.5%, and (iii) the GSP Adjustment, plus (c) the amount of a Credit Request; and (2) from June 13, 2000 and thereafter, shall be an amount equal to (a) the Maximum Advance Amount, less
(b) the sum of (i) the Outstanding Product Advances at such time, and (ii) the Outstanding Product Advances at such time multiplied by 6.5%, plus (c) the amount of a Credit Request.

"Average Daily Balance": for each Product Advance for a given period of time, the sum of the unpaid principal of such Product Advance as of each day during such period of time, divided by the number of days in such period of time.

"Bankruptcy Code": as defined in the recitals to this Agreement.

"Bankruptcy Court": as defined in the recitals to this Agreement.

"Borrowers' Professionals": means all Persons retained or engaged by any Loan Party as professional persons within the meaning of Section 327 of the Bankruptcy Code

"Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"Carve Out": an amount (without duplication under the Credit Agreement) not exceeding One Million Dollars ($1,000,000) which amount may be used by Loan Parties after the occurrence and during the continuation of a Default or Event of Default, notwithstanding IBM Credit's security interests in the Collateral and IBM Credit's rights hereunder, to pay fees or expenses incurred by the Loan Parties constituting (i) allowances of compensation for services rendered or reimbursement or expenses awarded by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code or otherwise, to Borrowers' Professionals, (ii) allowances of compensation for services rendered or reimbursement of expenses awarded by the Bankruptcy Court under Section 105(a), 330 or 331 of the Bankruptcy Code, to accountants, attorneys and other professionals retained in the Cases by any unsecured creditors' committee appointed in accordance with
Section 1102 of the Bankruptcy Code or any examiner appointed in accordance with
Section 1104 of the Bankruptcy Code other than an examiner of the type referred to in Section 6.01(t) hereof, (iii) fees required to be paid to the Office of the United States Trustee under Section 1930(a), Title 28, United States Code, and (iv) the actual, necessary expenses, other than compensation, and reimbursement pursuant to Section 503(b)(4) of the Bankruptcy Code, incurred by a member of a committee appointed under Section 1102 of the Bankruptcy Code, if such expenses are incurred in the performance of the duties of such committee and are allowed by the Bankruptcy Court; provided, however, that (a) the amount of such fees and expenses shall not exceed One Million Dollars ($1,000,000) (in addition to compensation awarded prior to the occurrence of a Default or Event of Default (whether or not Paid) and (b) such dollar limitation on fees and disbursements shall not include any retainer fees paid to the Borrowers' Professionals prior to the Petition Date (the "Retainers") and shall not be reduced by the amount of any compensation and reimbursement of expenses paid prior to the occurrence of the Default or Event of Default in respect of which the Carve-Out is invoked or any fees, expenses, indemnities or other amounts paid to the Administrative Agent, the Lenders and their attorneys and agents under this Agreement of otherwise.

"Cases":  as defined in the recital to this Agreement.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.

"COA Amount": the total dollar amount that an IBM Credit customer who finance products and services supplied with IBM Credit under a Term Lease Master Agreement, Installment Payment Master Agreement, Quicklease Agreement or Software and Services Financing Agreement authorizes IBM Credit to pay a Loan Party for the products and/or services listed on the certificate of acceptance.

"Code":  the Internal Revenue Code of 1986, as amended or any successor statute.

"Collateral":  as defined in Section 4.1.

"Collateral Management Report": a report to be delivered by the Loan Parties daily to IBM Credit, signed by the chief executive officer, chief financial officer, executive vice president, controller, treasurer or assistant treasurer of the Parent and each Customer, substantially in the form and detail of Attachment D hereto detailing and certifying as of the date of the report, among other items: a summary of the Approved Inventory on hand financed by IBM Credit, the Customers' Approved Inventory on hand (excluding Products delivered but not invoiced by IBM) financed by IBM Credit by quantity, type, model, IBMs invoice price (net of all applicable price reduction credits) to the Customers (if any Customer acquires Approved Inventory through an Affiliate of such Customer the value to be assigned to such Approved Inventory shall be based on the Affiliate's invoice price less the Affiliate's gross profit (net of all applicable price reduction credits)) and the total of the line item values for all Authorized Brands listed on the report, the amounts and aging of the Loan Parties accounts payable as of a specified date, all of the Loan Parties IBM Credit borrowing activity during a specified period and the total amount of the Loan Parties' Outstanding Product Advances, Available Credit and any Shortfall Amount as of a specified date, and a listing of all of the Approved Inventory, identified by the address of all locations and the value of the Approved Inventory at each location.

"Compliance Certificate": a certificate substantially in the form of Attachment
C.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Consolidating" refers to the presentation of the Consolidated financial statements of the Parent and the Consolidated financial statements of each Customer.

"Credit Agreement" or the "Citibank Debtor-in-Possession Credit Agreement": the Credit Agreement dated as of April 13, 2000 among the Customers and Parent, Citibank, N.A. as Agent and the lenders that are signatories to the Credit Agreement.

"Credit Line":  as defined in Section 2.1.

"Credit Request": as defined in Section 2.4.

"Customer":  as defined in the caption.
"Debtors":  as defined in the recitals to this Agreement.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate":  as defined on Attachment A.

"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, demand letter, obligation, cause of action, allegation, order, notice of non-compliance, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws by any Governmental Authority by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or relief.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default":  as defined in Section 9.1.

"Fee Letter": that certain Fee Letter between IBM Credit and the Parent dated as of the date hereof.

"Final Order":  as defined in Section 5.2 (D) of this Agreement.

"Financial Statements": the Consolidated and Consolidating balance sheets (including, without limitation, securities such as stocks and investment bonds), statements of operations, statements of cash flows and statements of changes in shareholder's equity of the Parent and the Customers for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"First Day Orders": those orders presented to the Bankruptcy Court in the Cases for consideration on the first day of Cases, regardless of whether such orders are entered on the first day of the Cases or shortly thereafter.

"Fiscal Year" means a fiscal year of the Parent and its Consolidated Subsidiaries ending on the Sunday nearest to October 31 in any calendar year.

"Floor Plan Lender": any Person who now or hereinafter provides inventory financing to either Customer, provided that such Person executes an Intercreditor Agreement (as defined in Section 5.1 of this Agreement) or a subordination agreement with IBM Credit in form and substance satisfactory to IBM Credit.

"Free Financing Period": for each Product Advance, the period, if any, in which IBM Credit does not charge Customers a financing charge. IBM Credit shall calculate the Customers' Free Financing Period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. Each Customer understands that if IBM withdraws or reduces its funding of a Free Financing Period, IBM Credit may not offer, may change or may cease to offer a Free Financing Period for the Customers' purchases of Products.

"Free Financing Period Exclusion Fee":  as defined in Attachment A.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"GSP Adjustments": as of any day, shall be the aggregate amount of all Overpayments, Variances and GSP Finance Charges, as of such day.

"GSP Advance Payment": is an advance payment made under the Guaranteed Settlement Program which was applied to the Outstanding Product Advances hereunder.

"GSP Finance Charge": as of the date of determination, the prime rate multiplied by the sum of (1) Overpayments and (2) Variances.

"GSP Invoice": an EDI invoice submitted by a Loan Party to IBM Credit containing the following information: 1) equipment serial numbers; 2) lease acknowledgment letter number; 3) sold-to name of IBM Credit customer; 4) description of products and/or services; 5) freight and/or tax charges provided that the IBM Credit customer requested these such charges be financed; 6) total amount to be financed; and 7) any other information agreed to in writing by IBM Credit and such Loan Party.

"Guarantor":  the Parent and all Subsidiaries of Parent and each Customer.

"Guaranty: each guaranty entered into by a Guarantor for the benefit of IBM Credit.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" which exist in measurable quantity in excess of any applicable standard established under any Environmental Laws.

"IBM":  as defined in the recitals to this Agreement.

"IBM Credit":  as defined in the preamble to this Agreement.

"Immaterial Subsidiary": means any Subsidiary of the Parent for which the total assets of such Subsidiary do not exceed $25,000.

"Indemnified Persons":  as defined in Section 11.2.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases (including obligations under any leases entered into, now or in the future, with IBM Credit), (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties of such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Intercompany Debt": the Indebtedness owed to any Loan Party or to a wholly owned Subsidiary of such Loan Party from any other Loan Party or its Subsidiaries.

"Interim Order":  as defined in Section 5.1 (D) of this Agreement.

"Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty by the Investor of any Indebtedness or other obligation of any other Person.

"Intercreditor Agreement": as defined in Section 5.1 (M) of this Agreement.

"LIBOR" shall mean, as of the date of determination, the thirty (30) day average of the one-month London Interbank Offered Rate as published by Bloomberg L.P. ("Bloomberg") for the previous calendar month or, in the event such average is no longer published by Bloomberg, such other thirty day average as IBM Credit may, in its reasonable discretion, use for determining LIBOR.

"Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Loan Parties":  means the Customers and the Parent.

"Losses":  as defined in Section 7.14 (C).

"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the Parent, the Parent and its Subsidiaries taken as a whole, MTSI, MTSI and its Subsidiaries taken as a whole, Pinacor or Pinacor and its Subsidiaries taken as a whole, (b) the rights and remedies of IBM Credit under this Agreement or any Other Document or (c) the ability of any Loan Party to perform its Obligations under this Agreement or any Other Document to which it is or is to be a party.

"Maximum Advance Amount": (1) at any time during the period from the Closing Date to and including May 15, 2000, up to Twenty Seven Million ($27,000,000) of Approved Inventory, and (2) at any time thereafter, the lesser of (i) the Credit Line and (ii) the Approved Inventory.

"Non-Filing Subsidiaries" means 153000 Canada Ltd., ConnectWorks, Inc., Contract PC, Inc., Eleris, Inc., InterPC de Columbia, InterPC de Venezuela, IntraCom Marketing, Inc., MaxSource L.L.C., MCSS, Inc. MicroAge Administration, Inc., MicroAge Deutschland Gmbh, MicroAge Europe Limited, MicroAge Government, Inc., MicroAge Infosystems Services, Inc., MicroAge Infosystems Services Europe Limited, MicroAge Paymaster, Inc., MicroAge Technologies, Inc. MicroAge Teleservices, L.L.C., MicroAge (U.K.) Limited, MicroAge Ventures, Inc., PC Clearance, Inc., Phoenix Connections, Inc. and Pri-Tech Solutions, Inc.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from such Loan Party to IBM Credit.

"Other Documents": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, operating and repurchase agreement, contracts, Intercreditor Agreements, and similar agreements executed by any Loan Party and delivered to IBM Credit, pursuant to this Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

"Other Charges":  as set forth in Attachment A.

"Outstanding Product Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Product Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to Product Advances charged to the Customers account with IBM Credit.

"Overpayment": the amount of any GSP Invoice included in any GSP Advance Payment that is subsequently deemed to be invalid for any of the following reasons: 1) a Loan Party notifies IBM Credit that all or a portion of the products and/or services specified in the GSP Invoice will not be financed; 2) Sixty (60) days has elapsed from the date of the GSP Advance Payment related to such GSP Invoice and no certificate of acceptance has been received for the products and/or services specified in the GSP Invoice; 3) IBM Credit has determined that all or a portion of the products and/or services specified in the GSP Invoice will not be financed; or 4) the GSP Advance Payment related to such GSP Invoice has been determined to be erroneous by IBM Credit in its reasonable discretion.

"Parent":  MicroAge, Inc.

"Permitted Indebtedness": any of the following:

(1)      Indebtedness to IBM Credit;

(2)      Indebtedness described in Section VII of Attachment B;

(3)      Indebtedness to any Floor Plan Lender;

(4)      Purchase Money Indebtedness;

(5)      Capital Leases as defined in Section 10.1 of this Agreement:

(6)      guaranties in favor of IBM Credit;

(7)      Intercompany Debt; and

(8) other Indebtedness consented to by IBM Credit in writing prior to incurring such Indebtedness.

"Permitted Liens":  any of the following:

(1) Liens which are the subject of an Intercreditor Agreement, in effect from time to time between IBM Credit and any other secured creditor;

(2)      Purchase Money Security Interests;

(3)      Liens described in Section I of Attachment B;

(4) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(5) attachment or judgment Liens individually or in the aggregate not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) (exclusive of (A) any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);

(6) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of each Loan Party;

(7) extensions and renewals of the foregoing Permitted Liens; provided that (A) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

(8) Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party's business;

(9) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(10) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

(11) Liens arising pursuant to this Agreement or pursuant to Permitted Indebtedness; and

(12) other Liens consented to by IBM Credit in writing prior to incurring such Lien.

(13)     Liens under the Credit Agreement.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

"Policies": all policies of insurance required to be maintained by each Loan Party under this Agreement or any of the Other Documents.

"Product Advance": any advance of funds made (excluding funds committed to be made by IBM Credit under this Agreement for which Products have not been delivered by IBM to any Customer) for the account of any Customer to IBM in respect of an invoice delivered or to be delivered by IBM to IBM Credit describing Products purchased by such Customer, including any such advance made as of the date hereof pursuant to the Pre-Petition Inventory Finance Agreement.

"Purchase Money Indebtedness": any Indebtedness (including capital leases) incurred to finance the acquisition of assets (other than assets manufactured or distributed by or bearing any trademark or trade name of any Authorized Supplier) to be used in any Loan Party's business not to exceed the lesser of
(1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase Money Indebtedness, which include Capital Leases (as defined in Section 10,1 of this Agreement .

"Reorganization Plan":  a plan of reorganization in any of the Cases.

"Requirement of Law": as to any Person, the articles of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Security Agreement": the Security Agreement dated as of April 13, 2000 made by the Grantors referred to therein to Citibank, N.A., as Collateral Agent, as such agreement may from time to time be amended, supplemented or as otherwise modified.

"Shortfall Amount":  as defined in Section 2.5.

"Shortfall Transaction Fee":  as defined in Attachment A.

"Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Super-Priority Claim": a claim against any Loan Party in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

"Temporary Locations": 2201-2221 Northwest 79th Street, Miami, Florida 33122 and
(ii) 5589 Provident Drive, Bldg. 17, Cincinnati, Ohio 45266-1323; provided, however, any such location shall cease to be an Authorized Location upon a breach of the covenants specified in Section 7.17 hereof, or upon receipt by any Loan Party or any Guarantor of a notice described in Section 7.17.

"Termination Date": shall mean October 13, 2001 or such other date as IBM Credit and Customers may agree in writing from time to time.

"Variance": the difference between the amount of an GSP Invoice included in a GSP Advance Payment and the COA Amount for such GSP Invoice.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2. OTHER DEFINED TERMS. Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") shall have the meanings assigned to them therein.

1.3. ATTACHMENTS. All attachments, exhibits, schedules and other addenda hereto, including, but not limited to, Attachment A and Attachment B, are specifically incorporated herein by reference and made a part of this Agreement.

             SECTION 2. CREDIT LINE; FINANCE CHARGES; OTHER CHARGES

2.1. CREDIT LINE. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (i) the date on which this

Agreement is terminated pursuant to Section 11.1 and (ii) the date on which IBM Credit terminates the Credit Line pursuant to Section 9.2, IBM Credit agrees to extend to the Customers a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customers, from time to time, Product Advances in an aggregate amount at any one time outstanding not to exceed the Available Credit. Notwithstanding any other term or provision of this Agreement, IBM Credit may, at any time and from time to time, in its sole and absolute discretion (x) temporarily increase the amount of the Credit Line set forth in Attachment A and subsequently reset the Credit Line to the original amount of the Credit Line set forth in Attachment A, in each case upon written notice to the Customers, and (y) make Product Advances pursuant to this Agreement upon the request of Customers in an aggregate amount at any one time outstanding in excess of the Credit Line.

2.2. PRODUCT ADVANCES. (A) Subject to the terms and conditions of this Agreement, IBM Credit shall make Product Advances in connection with Customers' purchase of Products from IBM upon at least a two-day prior written notice from IBM. Each Customer hereby authorizes and directs IBM Credit to pay the proceeds of Product Advances directly to IBM in respect of invoices delivered to IBM Credit for such Products by IBM and acknowledges that (i) any delivery to IBM Credit of an invoice by IBM shall be deemed as a request for a Product Advance by such Customer, and (ii) each such Product Advance constitutes a loan by IBM Credit to the Customers pursuant to this Agreement as if the Customers received the proceeds of the Product Advance directly from IBM Credit.

         (B) No finance charge shall accrue on any Product Advance during the Free Financing Period, if any, applicable to such Product Advance. Each Product Advance shall be due and payable in immediately available funds wired to the account specified in Attachment A or to any other account designated by IBM Credit in writing the Business Day following the last day of the Free Financing Period; provided, however, any Shortfall Amount shall be paid in immediately available funds pursuant to Section 2.5 of this Agreement. In addition, for any Product Advance with respect to which a Free Financing Period shall not be in effect, Customer shall pay a Free Financing Period Exclusion Fee. Such fee shall be due and payable on the date set forth in a statement of transaction or billing statement for such Product Advance. If it is determined that amounts received from Customers were in excess of the highest rate permitted by law, then the amount representing such excess shall be considered reductions to principal of Product Advances.

         (C) Each Customer acknowledges that IBM Credit does not warrant the Collateral. Customers shall be obligated to pay IBM Credit in full even if the Collateral is defective or fails to conform to the warranties extended by IBM. The Obligations of Customers shall not be affected by any dispute a Customer may have with IBM. No Customer will assert any claim or defense which it may have against IBM against IBM Credit.

         (D) Each Customer hereby authorizes IBM Credit to collect directly from IBM any credits, rebates, bonuses or discounts owed by IBM to such Customer ("Supplier Credits"). Any Supplier Credits received by IBM Credit for a Customer may be applied by IBM Credit to the Outstanding Product Advances of such Customer, provided, however in no event shall IBM Credit refund any proceeds of a Supplier Credit until the indefeasible payment in full of all of the Obligations. Any Supplier Credits collected by IBM Credit shall in no way reduce Customers' debt to IBM Credit in respect of the Outstanding Product Advances until such Supplier Credits are applied by IBM Credit, which in each case shall be applied promptly by IBM Credit; provided, however, that in the event such discount, credit, rebate or bonus must be returned or disgorged or is otherwise unavailable for application, then Customers' obligations will be reinstated as if such discount, credit, rebate or bonus had never been applied.

         (E) IBM Credit may apply any payments and Supplier Credits received by IBM Credit to reduce finance charges first and then to principal amounts of Product Advances owed by Customers. IBM Credit may apply principal payments to the oldest (earliest) invoices (and related Product Advances) first, but, in any case, all principal payments will be applied in respect of the Outstanding Product Advances made for Products which have been sold, lost, stolen, destroyed, damaged or otherwise disposed of prior to any other application thereof.

         (F) Each Loan Party will indemnify and hold IBM Credit harmless from and against any claims or demands asserted by any Person relating to or arising from the Collateral for any reason whatsoever, including, without limitation, the condition of the Collateral, any misrepresentation made about the Collateral by any representative of either Customer or the Parent or any of their Subsidiaries, or any act or failure to act by any Loan Party except to the extent such claims or demands are directly attributable to IBM Credit's gross negligence or willful misconduct. Nothing contained in the foregoing shall impair any rights or claims which either Customer may have against IBM.

2.3.   LATE CHARGES AND OTHER CHARGES .

(A) Late charges pursuant to subsection (D) of this Section 2.3 for a Product Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the Delinquency Fee Rate multiplied by (ii) the Average Daily Balance of such Product Advance for the period when such Product Advance is past due during such calendar month multiplied by (iii) the actual number of days during such calendar month when such Product Advance is past due divided by (iv) thirty
(30).

         (B) The Customers hereby agree to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customers also agree to pay IBM Credit additional charges for any returned items of payment received by IBM Credit. The Customers hereby acknowledge that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Product Advances.

         (C) The late charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly upon receipt of IBM Credit's bill or statement therefor or IBM Credit may, in its sole discretion, add unpaid late charges and Other Charges to the Customers' Outstanding Product Advances.

         (D) If any amount owed under this Agreement, including, without limitation, any Product Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including the day after it was due and payable to and including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law.

In addition, if any Shortfall Amount shall not be paid when due pursuant to
Section 2.5 hereof, Customers shall pay IBM Credit a Shortfall Transaction Fee. If it is determined that amounts received from Customers were in excess of such highest rate, then the amount representing such excess, shall be considered reductions to principal of Product Advances.

2.4. CUSTOMER ACCOUNT STATEMENTS. (A) IBM Credit will send statements of each transaction ("SOT") hereunder to each Customer with respect to Product Advances and other charges due on Customer's account with IBM Credit. Each SOT shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within sixty (60) calendar days after such SOT is received by such Customer, Customer provides IBM Credit written notice specifying the error(s), if any, contained therein by amount and transaction. In each case, in which a Customer submits to International Business Machines Corporation ("IBM") a credit request for a Supplier Credit ("Credit Request"), IBM Credit will add the amount of the Credit Request to the amount of Available Credit, provided, however, that such request (i) is verifiable by IBM, and (ii) has been submitted to IBM Credit according to the dispute process, including but not limited to submitting all Credit Requests via the Internet within sixty (60) days of the date of invoice, or within thirty (30) days from the date of return of a Product damaged in transit. The Available Credit will be decreased by the amount of the Credit Request if IBM does not deem such Credit Request valid or invalid within thirty
(30) days of receipt of such request. For purposes of this Agreement, Credit Request shall mean a request for a Supplier Credit to be issued by IBM for Products (i) invoiced but not delivered, (ii) invoiced in an incorrect amount or
(iii) returned to IBM because damaged intransit.

         (B) IBM Credit will send a monthly billing statement to each Customer with respect to Product Advances late charges and Other Charges due. Each billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each late charge and Other Charge described therein unless within sixty (60) calendar days after such billing statement is received by such Customer, Customer provides IBM Credit written notice objecting that such amount is incorrectly described therein and specifying the error(s), if any, contained therein.

For each Credit Request submitted by a Customer more than thirty (30) days from the date of invoice or the date any damaged Product is returned to IBM, a Delinquency Fee Rate shall be charged on the amount of such Credit Request as applicable, and IBM Credit shall deduct the amount of such Credit Request from the Outstanding Product Advances subject to the process set forth in Section 2.4 of this Agreement. IBM Credit may at any time adjust such SOTs or billing statements to comply with applicable law and this Agreement.

2.5. SHORTFALL. If on any date the Outstanding Product Advances owed by the Customers to IBM Credit exceeds the Maximum Advance Amount (such excess, the "Shortfall Amount"), the Customers shall immediately pay to IBM Credit in immediately available funds an amount equal to such Shortfall Amount.

2.6. APPLICATION OF PAYMENTS. The Customers hereby agree that all checks and other instruments delivered to IBM Credit on account of Customers' Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. Each Customer waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Customers' Obligations. The Loan Parties agree that IBM Credit shall have the continuing exclusive right to apply and reapply any and all such payments to Customers' Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records.

2.7. PREPAYMENT AND REBORROWING BY CUSTOMERS. (A) Customers may at any time prepay, without notice or penalty, in whole or in part amounts owed under this Agreement. IBM Credit may apply payments made to it (whether by the Customers or otherwise) to pay latecharges and other amounts owing under this Agreement first and then to the principal amount owed by the Customers.

         (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Product Advances may be reborrowed by Customers in accordance with the provisions of this Agreement.

                  SECTION 3. CREDIT LINE ADDITIONAL PROVISIONS

3.1. POWER OF ATTORNEY. Each Loan Party hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

         (A) sign the name of such Loan Party on any document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated and given under this Agreement and the Other Documents;

upon the occurrence and during the continuance of a Default or an Event of Default as defined in Section 9.1 hereof:

         (B) endorse the name of such Loan Party upon any of the items of payment of proceeds and deposit the same in the account of IBM Credit for application to the Obligations; and

         (C) sign the name of such Loan Party on any document or instrument that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise; and

         (D) make, settle and adjust claims under the Policies with respect to the Collateral and endorse such Loan Party's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral.

The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement and the Other Documents are in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any Loan Parties' Obligations other than Customers' payment Obligations to the extent IBM Credit has received monies.

                        SECTION 4. SECURITY -- COLLATERAL

4.1. GRANT. To secure the Loan Parties' full and punctual payment and performance of the Obligations (including obligations under any leases any Loan Party may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), each Loan Party hereby grants IBM Credit a security interest in all of each Loan Party's right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located:

         (A) all inventory and equipment and all parts thereof, attachments, accessories and accessions thereto and raw materials and work in progress therefor, finished goods, thereof and materials used or consumed in manufacture, production, preparation or shipping thereof, interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Loan Party has an interest or right as consignee), products thereof and documents therefor;

         (B) all accounts, contract rights, chattel paper, instruments, deposit accounts, obligations of any kind owing to such Loan Party, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services whether or not earned by performance, and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

         (C) general intangibles;

         (D) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the accounts, contract rights, chattel paper, instruments, deposit accounts, obligations or general intangibles;

         (E) all Security Collateral, Account Collateral and Intellectual Property Collateral as such terms are defined in the Security Agreement;

         (F) the real property located at 1330 West Southern, Tempe, Arizona (the "Property"); and

         (G) all substitutions and replacements for all of the foregoing, all proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the above assets, together with all security interests in property under any Other Document, shall be collectively defined herein as the "Collateral".

Each Loan Party covenants and agrees with IBM Credit that: (a) the security created by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future of each Loan Party to IBM Credit.

4.2. FURTHER ASSURANCES. Each Loan Party shall, from time to time upon the request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may reasonably request such other and further documents, certificates and instruments that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the Other Documents. Each Loan Party shall make appropriate entries on its books and records disclosing IBM Credit's security interests in the Collateral.

                         SECTION 5. CONDITIONS PRECEDENT

5.1. CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement and the obligation of IBM Credit to make an initial Product Advance is subject to the satisfaction of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent:

         (A) this Agreement executed and delivered by each Customer, the Parent and IBM Credit;

         (B) a favorable opinion of Snell & Wilmer, counsel for the Loan Parties, in form and substance satisfactory to IBM Credit;

         (C) a favorable opinion of Gibson, Dunn & Crutcher LLP, special bankruptcy counsel to the Loan Parties, in form and substance satisfactory to IBM Credit;

         (D) a certified copy of an order of the Bankruptcy Court in the form of Exhibit A (the "Interim Order") and the Interim Order shall be in full force and effect and shall not have been vacated, reversed, modified or amended and there shall be no stay of the performance of any obligation of any of the Loan Parties;

         (E) the First Day Orders shall be reasonably satisfactory in form and substance to IBM Credit;

         (F) before giving effect to the transactions contemplated by this Agreement and the Other Documents and except as disclosed in the Parent's annual report on Form 10-K for the Fiscal Year ended October 31, 1999 or otherwise disclosed to IBM Credit in writing prior to the date hereof, there shall have occurred no Material Adverse Effect since November 1, 1999 (other than the commencement of the Cases);

         (G) (i) the Obligations of the Loan Parties to IBM Credit under the Citibank Credit Agreement have been irrevocably paid in full and the Obligations of the Loan Parties under the Pre-Petition Inventory Finance Agreement have been irrevocably paid in full except as to the Pre-Petition Secured Obligation and
(ii) all fees due and payable under the Fee Letter shall have been paid by wire transfer of immediately available funds;

         (H) all governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the Other Documents shall have been obtained (without the imposition of any conditions that are not acceptable to IBM Credit) and shall remain in effect; and no law or regulation shall be applicable in the judgment of IBM Credit, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the this Agreement and the Other Documents or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them other than the entry by the Bankruptcy Court of the Interim Order or the Final Order, as applicable;

         (I) a certificate of the secretary or an assistant secretary of each Loan Party, in a form and substance acceptable to IBM Credit, certifying that, among other items, (i) such Loan Party is a corporation organized under the laws of the State of its incorporation and has its principal place of business as stated therein, (ii) such Loan Party is registered to conduct business in specified states and localities, (iii) true and complete copies of the articles of incorporation and by-laws of such Loan Party are delivered therewith, together with all amendments and addenda thereto as in effect on the date thereof, (iv) the resolution as stated in the certificate is a true, accurate and compared copy of the resolution adopted by such Loan Party's Board of Directors authorizing the execution, delivery and performance of this Agreement and each Other Document executed and delivered in connection herewith, and (v) the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the Other Documents;

         (J) other than the Non-Filing Subsidiaries, a collateralized guaranty, in form and substance satisfactory to IBM Credit, duly executed by Subsidiaries;

         (K) copies of certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of each Loan Party in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of its property or the conduct of its business requires it to qualify to do business;

         (L) copies of all approvals and consents from any Person in each case in form and substance reasonably satisfactory to IBM Credit, which are required to enable each Loan Party to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Documents, and (b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

         (M) intercreditor agreements ("Intercreditor Agreement"), in form and substance satisfactory to IBM Credit, executed by each other secured creditor of each Loan Party;

         (N) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed by each Loan Party and each Guarantor whose guaranty to IBM Credit is intended to be secured by a pledge of its assets;

         (O) the information set forth in Attachment B;

         (P) the Credit Agreement, with terms and conditions satisfactory to IBM Credit, shall be executed and delivered by the parties thereto;

         (Q) the Termination of the Guaranteed Settlement Program Agreement, duly executed by the Loan Parties; and

         (R) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement as IBM Credit shall have reasonably requested.

5.2. CONDITIONS PRECEDENT TO EACH PRODUCT ADVANCE. No Product Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Product Advance, the following statements shall be true to the satisfaction of IBM Credit:

         (A) the representations and warranties contained in this Agreement and in each Other Document are true and correct in all material respects on and as of the date of such Product Advance as though made on and as of such date;

         (B) no Default or Event of Default has occurred and is continuing or after giving effect to such Product Advance or the application of the proceeds thereof would result in or would constitute a Default or an Event of Default;

         (C) no event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect other than the commencement of the Cases;

         (D) the Interim Order shall be in full force and effect and shall not have been vacated, reversed, modified or amended and there shall be no stay of the performance of any obligation of any of the Loan Parties, or within 30 days of the entry of the Interim Order, the Final Order shall have been entered and shall be in full force and effect, and shall not have been vacated, reversed, modified, amended and there shall be no stay of the performance of any obligation of the Loan Parties; and

         (E) within three (3) Business Days of the entry of the Final Order, IBM shall have received a certified copy thereof;

         (F) both before and after giving effect to the making of such Product Advance, no Shortfall Amount exists.

Except as Customers have otherwise disclosed to IBM Credit in writing prior to each request, each request (or deemed request pursuant to Section 2.2 (A)) for an Product Advance hereunder shall be deemed to be a representation and warranty by Customers that, as of and on the date of such Product Advance, the statements set forth in (A) through (D) above are true statements. No such disclosures by Customers to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Product Advance that are set forth in this Section 5.2.

5.3. POST CLOSING . On or prior to May 15, 2000, Parent shall deliver to IBM Credit fully executed counterparts of a deed of trust, mortgage or similar document (the "Deed of Trust") in form and substance satisfactory to IBM Credit covering the Property, and counterparts of such Deed of Trust shall have been recorded upon execution in all places to the extent necessary or desirable, in the judgment of IBM Credit, to create a valid and enforceable first priority Lien on the Property in favor of IBM Credit and such other documents (including, without limitation, a real estate appraisal, and lender's title report) required by IBM Credit; notwithstanding the foregoing, the grant of the mortgage in the Property shall be valid pursuant to the Interim Order.

                    SECTION 6. REPRESENTATIONS AND WARRANTIES

To induce IBM Credit to enter into this Agreement, each Loan Party represents and warrants to IBM Credit as follows:

6.1. ORGANIZATION AND QUALIFICATIONS. Each Loan Party and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified except where the failure to be qualified or authorized would not be resonably likely to have a Material Adverse Effect.

6.2. SUBSIDIARIES . Set forth in Attachment B hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing (as to each such Subsidiary) the jurisdiction of its incorporation, and its chief executive office.

6.3. RIGHTS IN COLLATERAL; PRIORITY OF LIENS. (A) Each Loan Party and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by each Loan Party and each of its Subsidiaries pursuant to this Agreement, the Guaranties and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an Intercreditor Agreement or (ii) Purchase Money Security Interests in product of a brand that is not financed by IBM Credit or (iii) a Permitted Lien.

         (B) The Interim Order and the Final Order, as applicable, provide that it creates in favor of IBM Credit, a legal, valid and enforceable security interest in the Collateral and, the Interim Order and the Final Order, as applicable, provide that it creates a fully perfected first priority lien on the IBM Collateral (as defined in the Intercreditor Agreement), and a fully perfected second priority security interest in, all right, title and interest of the Loan Parties in all other Collateral in each case prior and superior in right to any Person, except as otherwise provided in the Interim Order and the Final Order as applicable. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under this Agreement or the Other Documents, the Interim Order and the Final Order.

6.4. NO CONFLICTS. The execution, delivery and performance by each Loan Party of this Agreement and each of the Other Documents (i) are within its corporate power; (ii) are duly authorized by all necessary corporate action; (iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect including the entry by the Bankruptcy Court of the Interim Order or the Final Order, as applicable); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

6.5. ENFORCEABILITY. This Agreement and each of the Other Documents when delivered hereunder will have been duly executed and delivered by each Loan Party thereto. This Agreement and each of the Other Documents when delivered hereunder will be the legal, valid and binding obligations of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms and the Interim Order and the Final Order.

6.6. LOCATIONS OF OFFICES, RECORDS AND INVENTORY. The address of the principal place of business and chief executive office of each Loan Party and each of its Subsidiaries as set forth on Attachment B or on any notice provided by such Loan Party to IBM Credit pursuant to Section 7.7(C) of this Agreement. The books and records of each Loan Party are maintained exclusively at such location.

There is no jurisdiction in which any Loan Party or any of its Subsidiaries has any assets, equipment or inventory (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by the Loan Parties to IBM Credit pursuant to Section 7.7(C) of this Agreement. Attachment B, as amended from time to time by any notice provided by any Loan Party to IBM Credit in accordance with Section 7.7(C) of this Agreement, also contains a complete list of the legal names and addresses of each warehouse at which such Loan Party's and its Subsidiaries' inventory is stored. None of the receipts received by any Loan Party or its Subsidiaries from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

6.7. FICTITIOUS BUSINESS NAMES. To the best of each Loan Party's knowledge after due inquiry, no Loan Party nor any of its Subsidiaries has used any corporate or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment B.

6.8. ORGANIZATION. All of the outstanding capital stock of each Loan Party has been validly issued, is fully paid and nonassessable.

6.9. NO JUDGMENTS OR LITIGATION. Except as set forth on Attachment B, no judgments, orders, writs or decrees in excess of Five Million Dollars ($5,000,000) are outstanding against any Loan Party nor is there now pending or, to the best of such Loan Parties' knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Loan Party, other than the Interim Order and the Final Order.

6.10. NO DEFAULTS. Except as set forth in Attachment B and except to the extent that the filing of a Chapter 11 case by a Loan Party is stated to be a default under any such document and to the best of each Loan Party's knowledge after due inquiry, no Loan Party is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment in excess of

Five Million Dollars ($5,000,000) to which it is a party or by which it, or any of its properties are bound. No Loan Party has knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

6.11. LABOR MATTERS. Except as set forth on any notice provided by Loan Parties to IBM Credit pursuant to Section 7.1(H) of this Agreement, no Loan Party is a party to any labor dispute. There are no strikes or walkouts or labor controversies pending or threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.12. COMPLIANCE WITH LAW. No Loan Party has violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization.

6.13. ERISA. Each "employee benefit plan", "employee pension benefit plan", "defined benefit plan", or "multi-employer benefit plan", which each Customer has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan. No Loan Party has a "multi-employer benefit plan". As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. No Loan Party has incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

6.14. COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as otherwise disclosed in Attachment B:

         (A) Each Loan Party has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

         (B) (i) no Loan Party has generated, transported or disposed of any Hazardous Substances in violation of any Environmental Laws; (ii) no Loan Party is currently generating, transporting or disposing of any Hazardous Substances in violation of any Environmental Laws; (iii) no Loan Party has knowledge that
(a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substances in violation of any Environmental Laws; or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substances in violation of any Environmental Laws;
(iv) no Loan Party and its respective assets are subject to any Environmental Liability and, to the best of any Loan Party's knowledge, any threatened Environmental Liability; (v) no Loan Party has received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance for which any Loan Party may be liable; (vi) no Loan Party is in violation of any Environmental Law in violation of any Environmental Laws; (vii) there are no proceedings or investigations pending against any Loan

Party with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in any Loan Party's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that each Loan Party is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

6.15. INTELLECTUAL PROPERTY. Each Loan Party possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks, trade names and trade secrets and all rights and other property relating thereto or arising therefrom ("Intellectual Property") as are necessary or advisable to continue to conduct its present and proposed business activities.

6.16. LICENSES AND PERMITS. Each Loan Party has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted. No Loan Party is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

6.17. INVESTMENT COMPANY. No Loan Party is (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

6.18. TAXES AND TAX RETURNS. Each Loan Party has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by any Loan Party, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of each Loan Party in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against any Loan Party or any of its property.

6.19. AFFILIATE/SUBSIDIARY TRANSACTIONS. No Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of such Loan Party is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of such Loan Party's business and
(ii) upon fair and reasonable terms no less favorable to such Loan Party than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

6.20. ACCURACY AND COMPLETENESS OF INFORMATION. All factual information furnished by or on behalf of each Loan Party to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any of the Other Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.21. RECORDING TAXES. All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement have either been paid in full by Loan Parties or arrangements for the payment of such amounts by Loan Parties have been made to the satisfaction of IBM Credit.

6.22. INDEBTEDNESS. No Loan Party (i) has Indebtedness, other than Permitted Indebtedness; and (ii) has guaranteed the obligations of any other Person (except as permitted by Section 8.5).

                        SECTION 7. AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

7.1. FINANCIAL AND OTHER INFORMATION. Each Loan Party shall cause to be furnished to IBM Credit the following information within the following time periods:

         (A) Annual Financial Statements. As soon as available (x) in any event within 45 days after the end of each Fiscal Year, preliminary Consolidated and Consolidating statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating no Default has occurred and is continuing or, if a Default had occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to IBM Credit of the computations used by the Parent in determining compliance with the covenants contained in Section 10.2, provided that in the event of any change in GAAP used in the preparation of such Financial Statements, the Parent shall also provide, if necessary for the determination of compliance with Section 10.2, a statement of reconciliation conforming such Financial Statements to GAAP and (y) and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to IBM Credit of Auditor, together with (i) a certificate of such Auditor to IBM Credit stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such Auditor in accordance with generally accepted auditing standards, such Auditor has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such Auditor, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to IBM Credit of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 10.2, provided that in the event of any change in GAAP used in the preparation of such Financial Statements, the Parent shall also provide, if necessary for the determination of compliance with Section 10.2 a statement of reconciliation conforming such Financial Statements to GAAP, (iii) Consolidating balance sheets of the Parent and the Customers as of the end of such Fiscal Year and Consolidating statements of income and cash flows of the Parent and the Borrowers for such Fiscal Year, all in reasonable detail and duly certified by the chief financial officer of the Parent as having been prepared in accordance with GAAP and (iv) a certificate of the chief financial officer of the Parent stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto;

         (B) Quarterly Financial Statement. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and Consolidating balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated and Consolidating statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and Consolidating statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to IBM Credit of the computations used by the Parent in determining compliance with the covenants contained in Section 10.2, provided that in the event of any change in GAAP used in the preparation of such Financial Statements, the Parent shall also provide, if necessary for the determination of compliance with Section 10.2, a statement of reconciliation conforming such financial statements to GAAP;

         (C) Monthly Financial Statement. As soon as available and in any event within 30 days after the end of each month (other than any month that is the last month of a Fiscal Year or of the first three fiscal quarters of a Fiscal Year for which Financial Statements are delivered pursuant to Section 7.1(A) or
(B), as the case may be), a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such month and Consolidated and Consolidating statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and Consolidated and Consolidating statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month of the preceding Fiscal Year, all in reasonable detail and duly certified by the chief financial officer or controller of the Parent;

         (D) Annual Forecasts. As soon as available and in any event no later than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent, in form satisfactory to IBM Credit, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date;

         (E) as soon as possible and in any event within two (2) days after the occurrence of each Default or the existence of any condition or event which would result in such Loan Party's failure to satisfy the conditions precedent to Product Advances set forth in Section 5, a certificate of the chief executive officer or chief financial officer of such Loan Party specifying the nature thereof and the Loan Party's proposed response thereto, each in reasonable detail;

         (F) promptly after any Loan Party obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against such Loan Party in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of such Loan Party specifying the nature thereof and the Loan Party's proposed response thereto, each in reasonable detail;

         (G) promptly after any Loan Party obtains knowledge that (i) any order, judgment or decree in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) shall have been entered against such Loan Party or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the chief executive officer or chief financial officer of such Loan Party specifying the nature thereof and the Loan Party's proposed response thereto, each in reasonable detail;

         (H) promptly after any Loan Party learns of any material labor dispute to which such Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which the Loan Party is a party or by which it is bound, a certificate of the chief executive officer or chief financial officer of such Loan Party specifying the nature thereof and the Loan Party's proposed response thereto, each in reasonable detail;

         (I) within five (5) Business Days after request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or any Loan Party's business affairs and financial condition;

         (J) on each Business Day, or as otherwise agreed in writing, a Collateral Management Report as of the end of the previous Business Day;

         (K) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange

Each certificate, schedule and report provided by any Loan Party to IBM Credit shall be signed by an authorized officer of such Loan Party, which signature shall be deemed a representation and warranty that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each financial statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

7.2. LOCATION OF COLLATERAL. The inventory, equipment and other tangible Collateral shall be kept or sold at an Authorized Location or from the Closing Date to and including July 14, 2000 a Temporary Location or at an address as set forth on Attachment B. Such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment E. Each Loan Party shall certify to IBM Credit on a monthly basis the legal name and, if any, the fictitious names, of such Loan Party and all of its Subsidiaries.

7.3. CHANGES IN CUSTOMERS. Each Loan Party shall provide thirty (30) days prior written notice to IBM Credit of any change in such Loan Party's or any of its Subsidiaries' name including the addition of fictitious names, chief executive office and principal place of business, organization, form of ownership or corporate structure; provided, however, that each Loan Party's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any of the Other Documents limiting actions of the type described in this Section.

7.4. CORPORATE EXISTENCE. Each Loan Party shall (A) maintain, and cause each of its Subsidiaries to maintain, its corporate existence and each Loan Party and each of its Subsidiaries shall maintain, in full force and effect all licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the profitable conduct of its business, provided, however, that the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 8.4 and provided further that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or IBM Credit, (B) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (C) comply with all Requirements of Law.

7.5. ERISA. Each Loan Party shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC (as defined in Section 6.12 of this Agreement) has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, no Loan Party shall have the obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Loan Party is required to notify the PBGC of such reportable event. Such notification shall include a certificate of the chief financial officer of such Loan Party's setting forth details as to such "reportable event" and the action which such Loan Party proposes to take with respect thereto, together with a copy of any notice of such

"reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon request of IBM Credit, each Loan Party shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

7.6. ENVIRONMENTAL MATTERS. (A) Each Loan Party and any other Person under each Loan Party's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance in violation of any Environmental Laws by each Loan Party or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by such Loan Party.

         (B) Each Loan Party shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by such Loan Party, (ii) all claims made or threatened by any Person or Governmental Authority such against any Loan Party or any of Loan Party's assets relating to any loss or injury resulting from any Hazardous Substance, (iii) any Loan Party's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by such Loan Party, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

7.7. COLLATERAL BOOKS AND RECORDS/COLLATERAL AUDIT. (A) Each Loan Party agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect IBM Credit's interest in the Collateral.

         (B) Each Loan Party agrees that IBM Credit or its agents may enter upon the premises of any Loan Party at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of a Default or an Event of Default for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Loan Parties' expense) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of the Loan Party with any officers, employees and directors of such Loan Party or with the Auditors. Each Loan Party also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities.

Upon the occurrence and during the continuance of a Default or of an Event of Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

         (C) Each Loan Party shall give IBM Credit thirty (30) days prior written notice of any change in the location of any Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

         (D) Each Loan Party agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit herein.

7.8. INSURANCE; CASUALTY LOSS. (A) Each Loan Party agrees to maintain with financially sound and reputable insurance companies: (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Each Loan Party will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such insurance. In addition, all Policies so maintained are to name IBM Credit as an additional insured as its interest may appear.

         (B) Without limiting the generality of the foregoing, each Loan Party, shall keep and maintain, at its sole expense, the Collateral insured for an amount not less than the amount set forth on Attachment A from time to time opposite the caption "Collateral Insurance Amount" against all loss or damage under an "all risk" Policy with companies mutually acceptable to IBM Credit and each Loan Party with a lender's loss payable endorsement or mortgagee clause in form and substance reasonably satisfactory to IBM Credit designating that any loss payable thereunder with respect to such Collateral shall be payable to IBM Credit. Upon receipt of proceeds by IBM Credit the same shall be applied on account of the Customers' Outstanding Product Advances. Each Customer agrees to instruct each insurer to give IBM Credit, by endorsement upon the Policy issued by it or by independent instruments furnished to IBM Credit, at least ten (10) days written notice before any Policy shall be altered or canceled and that no act or default of any Loan Party or any other person shall affect the right of IBM Credit to recover under the Policies. Each Loan Party hereby agrees to direct all insurers under the Policies to pay all proceeds with respect to the Collateral directly to IBM Credit. If any Loan Party fails to pay any cost, charges or premiums, or if any Loan Party fails to insure the Collateral, IBM Credit may pay such costs, charges or premiums. Any amounts paid by IBM Credit hereunder shall be considered an additional debt owed by Loan Parties to IBM Credit and are due and payable immediately upon receipt of an invoice by IBM Credit.

7.9. TAXES. Each Loan Party agrees to pay, when due, all taxes lawfully levied or assessed against such Loan Party or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.10. COMPLIANCE WITH LAWS. Each Loan Party agrees to comply with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business, including the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the local rules and order of the Bankruptcy Court.

7.11. FISCAL YEAR. Each Loan Party agrees to maintain its Fiscal Year unless such Loan Party provides IBM Credit at least thirty (30) days prior written notice of any change thereof.

7.12. INTELLECTUAL PROPERTY. Each Loan Party shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

7.13. MAINTENANCE OF PROPERTY. Each Loan Party shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any waste with respect to any of its material properties.

7.14.  COLLATERAL.   Each Loan Party shall:

         (A) promptly notify IBM Credit of any loss, theft or destruction of or damage to any of the Collateral in excess of One Million Dollars ($1,000,000), provided, however Loan Party shall promptly notify IBM Credit, in any event, if such loss, theft or destruction of or damage to any of the Collateral causes a Shortfall Amount. Each Loan Party shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral. Each Loan Party shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment to IBM Credit, free of encumbrances of any kind whatsoever;

         (B) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

         (C) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof; and

         (D) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of each Loan Party, each Loan Party will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith.

7.15. BORROWING BASE CERTIFICATE . On a daily basis, a copy of the Borrowing Base Certificate (as defined in the Credit Agreement) certified by the chief financial officer, executive vice president, controller, treasurer or assistant treasurer of the Parent.

7.16. SUBSIDIARIES . IBM Credit may require that a Subsidiary other than an Immaterial Subsidiary become a party to this Agreement and may require all Subsidiaries, Immaterial or otherwise, to become a party to any other agreement executed in connection with this Agreement as a Guarantor or surety. Each Customer will comply, and cause all Subsidiaries to comply with Sections 7 and 8 of this Agreement, as if such sections applied directly to such Subsidiaries. Each Non-Filing Subsidiary is an Immaterial Subsidiary (other than MicroAge Teleservices, L.L.C. and Eleris, Inc.).

7.17. COMPLIANCE WITH TERMS OF LEASEHOLDS . Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Loan Party or Guarantor is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled except as expressly permitted under Section 365 of the Bankruptcy Code and consented to by IBM Credit in writing prior to such action being taken (such consent not to be unreasonably withheld), notify IBM Credit of any default by any party with respect to such leases and promptly, but in any event, no later than 5 business days provide a copy of any notice of default or termination received by any party with respect to such leases.

7.18. ADDITIONAL COVENANTS . Each Loan Party acknowledges and agrees that such Loan Party shall comply with the other covenants set forth in the attachments, exhibits and other addenda incorporated herein and made a part of this Agreement. Each Loan Party acknowledges that, pursuant to Section 364(c)(1) of the Bankruptcy Code, the obligations of the Loan Parties hereunder and under this Agreement and the Other Documents constitute allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code PROVIDED that such claims shall be subordinate and junior in right and time of payment to any Super Priority Claims of the Bank Creditors (as defined in the Intercreditor Agreement) as set forth in Section 26 of the Intercreditor Agreement.

7.19. JOINT AND SEVERAL GUARANTY . (A) Each Customer hereby jointly and severally guarantees to IBM Credit the prompt payment when due and the full, prompt, and faithful performance of any and all Obligations upon which any Customer is in any manner obligated, heretofore, now, or hereafter owned, contracted or acquired by IBM Credit pursuant to this Agreement, whether the same are individual, joint or several, primary, secondary, direct, contingent or otherwise. Each Customer irrevocably subordinates to the full payment of amounts due IBM Credit any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of IBM Credit against another Customer hereto with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by another Customer in respect thereof, or (ii) to receive any payment, in the nature of contribution or for any other reason, from another Customer hereto with respect to such payment.

         (B) Notwithstanding any provision herein to the contrary, the liability of each Customer hereunder shall in no event exceed the maximum amount that is valid and enforceable in any action or proceeding involving any applicable state corporate law or any applicable state or federal bankruptcy, insolvency, reorganization, fraudulent conveyance or other law involving the rights of creditors generally.

         (C) The liability of each Customer hereunder is direct, absolute and unconditional and shall not be affected by any extension, renewal or other change in the terms of payment or performance thereof, or the release, settlement or compromise of or with any party liable for the payment or performance thereof, the release or nonperfection of any security thereunder, or any change in any Customer's financial condition. Each Customer's obligation pursuant to this Section 7.19 shall continue for so long as any sums owing to IBM Credit by either Customer remains outstanding and unpaid, unless terminated in the manner provided herein. Each Customer acknowledges that its obligations hereunder are in addition to and independent of any agreement or transaction between IBM Credit and any other Customer or any other Person creating or reserving any lien, encumbrance or security interest in any property of any other Customer or any other Person as security for any obligation of such Customer.

         (D) Each Customer has made an independent investigation of the financial condition of each other Customer and guarantees the Obligations based on that investigation and not upon any representations made by IBM Credit. Each Customer acknowledges that it has access to current and future Customer financial information which will enable each Customer to continuously remain informed of each other Customer's financial condition. Each Customer also consents to and agrees that the guarantees provided in this Section 7.19 and the Obligations shall not be affected by IBM Credit's subsequent increases or decreases in the credit line that IBM Credit may grant to any Customer; substitutions, exchanges or releases of all or any part of the Collateral now or hereafter securing any of the Obligations; sales or other dispositions of any or all of the Collateral now or hereafter securing any of the Obligations without demands, advertisement or notice of the time or place of the sales or other dispositions, realizing on the Collateral to the extent IBM Credit, in its sole discretion deems proper.

         (E) With respect to the guarantees provided hereunder, each Customer, in its capacity as a guarantor, waives if permitted by applicable law (1) demand, protest and all notices of protest or dishonor, (2) all notices of payment and nonpayment, (3) all notices required by law, (4) any and all defenses, including but not limited to any defense which it may have against any manufacturer, distributor or Authorized Supplier, (5) any and all rights of set-off Customers may have against IBM Credit and (6) all notices of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guarantees at any time held by IBM Credit on which any Customer may, in any way, be liable and each Customer hereby ratifies and confirms whatever IBM Credit may do in that regard.

         (F) This guaranty obligation and any and all obligations, liabilities, terms and provisions herein shall survive any and all bankruptcy or insolvency proceedings, actions and/or claims brought by or against either Customer, whether such proceedings, actions and/or claims are federal and/or state.

7.20. PARENT GUARANTY . A. Guaranty. (i) The Parent hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each Customer and its Subsidiaries now or hereafter existing under this Agreement and any Other Document, (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, reasonable counsel fees and expenses) incurred by IBM Credit in enforcing any rights under this Guaranty or any Other Document. Without limiting the generality of the foregoing, the Parent's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by each Customer to IBM Credit under or in respect of this Agreement or any Other Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

(ii) The Parent hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to IBM Credit under this Guaranty or any other guaranty, the Parent will contribute, to the maximum extent permitted by law, such amounts to each other guarantor so as to maximize the aggregate amount paid to IBM Credit under or in respect of this Agreement or any Other Document.

B. Guaranty Absolute. The Parent guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement or any Other Document, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of IBM Credit with respect thereto. The Obligations of the Parent under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under this Agreement or any Other Document, and a separate action or actions may be brought and prosecuted against the Parent to enforce this Guaranty, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of the Parent under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Parent hereby irrevocably waives any defenses it may now or hereinafter have in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of this Agreement or any Other Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under this Agreement or any Other Document, or any other amendment or waiver of or any consent to departure from this Agreement or any Other Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Customer, the Parent or any of their Subsidiaries or otherwise;

(iii) any taking, exchange, release or non perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under this Agreement or any Other Document or any other assets of either Customer, the Parent or any of their Subsidiaries;

(v) any change, restructuring or termination of the corporate structure or existence of either Customer, the Parent or any of their Subsidiaries;

(vi) any failure of IBM Credit to disclose to any Loan Party or any of their Subsidiaries any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party now or hereafter known to IBM Credit (the Parent waiving any duty on the part of IBM Credit to disclose such information); or

(vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by IBM Credit that might otherwise constitute a defense available to, or a discharge of, either Customer, the Parent or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by IBM Credit upon the insolvency, bankruptcy or reorganization of either Customer, the Parent or any of their Subsidiaries or otherwise, all as though such payment had not been made.

C. Waiver. (i) The Parent hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that IBM Credit protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(ii) The Parent hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(iii) The Parent hereby unconditionally and irrevocably waives (x) any defense arising by reason of any claim or defense based upon an election of remedies by IBM Credit that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent or other rights of the Parent to proceed against any of the Loan Parties, any other guarantor or any other Person or any Collateral and (y) any defense based on any right of set off or counterclaim against or in respect of the Obligations of the Parent hereunder.

(iv) The Parent hereby unconditionally and irrevocably waives any duty on the part of IBM Credit to disclose to the Parent any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by IBM Credit.

(v) The Parent acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Other Documents and that the waivers set forth in Sections 7.18 B. and 7.18 C. are knowingly made in contemplation of such benefits.

D. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the cash payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and, (b) be binding upon the Parent, its successors and assigns and (c) inure to the benefit of and be enforceable by IBM Credit and its successors, transferees and assigns.

E. Subrogation. The Parent hereby unconditionally and irrevocably agrees not to exercise any rights that it may now or hereafter acquire against either Customer or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Parent's Obligations under this Agreement or any Other Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of IBM Credit against either Customer or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from either Customer or any other insider guarantor, directly or indirectly, in cash or other property or by set off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash. If any amount shall be paid to the Parent in violation of the preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and
(b) the Termination Date such amount shall be received and held in trust for the benefit of IBM Credit, shall be segregated from other property and funds of the Parent and shall forthwith be paid to IBM Credit in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement or any Other Document, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. .

                          SECTION 8. NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations hereunder:

8.1. LIENS. No Loan Party will, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens and Liens contemplated by the Interim Order and the Final Order.

8.2. DISPOSITION OF ASSETS. No Loan Party will, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, assign, transfer or otherwise dispose of any assets other than (i) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to it, and (ii) voluntary dispositions of individual assets and obsolete or worn out property in the ordinary course of business, provided, that the aggregate book value of all such assets and property so sold or disposed of under this section 8.2 (ii) in any Fiscal Year shall not exceed 5% of the consolidated assets of the Loan Party or its Subsidiaries other than its Non-Filing Subsidiaries as of the beginning of such Fiscal Year; (iii) sales of assets for cash and for fair market value in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) in any Fiscal Year; and (iv) sale or other disposition of the membership interests in, or substantially all of the assets of MicroAge Teleservices, L.L.C. so long as (A) the purchase price paid to the Loan Parties shall be no less than the fair market value at the time of such sale and (B) the purchase price shall be paid to the Loan Parties in cash.

8.3. CORPORATE CHANGES. No Loan Party will, or permit any of its Subsidiaries to, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation or activity materially different from that presently being conducted by any Loan Party or any Guarantor, provided, however, that the Parent and its Subsidiaries may consummate any merger or consolidation permitted under Section 8.4 of this Agreement and provided further that neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license approval, privilege or franchise if the Board of Directors of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or IBM Credit.

8.4. MERGERS, ETC . No Loan Party shall merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except in connection with the Reorganization Plan and except that any Subsidiary (other than a Non-Filing Subsidiary unless with the prior written consent of IBM Credit) of any Customer may merge into or consolidate with any other Subsidiary of such Customer, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary (other than a Non-Filing Subsidiary unless with the prior written consent of IBM Credit) of such Customer; provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which any Customer is a party, such Customer is the surviving corporation.

8.5. GUARANTIES. No Loan Party will, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder, (iii) for guaranties solely in favor of IBM Credit (iv) as provided for under Permitted Indebtedness, (v) any corporate guaranties and (vi) real estate.

8.6. RESTRICTED PAYMENTS. Except that (A) Parent may (i) declare and pay dividends and distributions payable only in common stock of the Parent and (ii) except to the extent the net cash proceeds thereof are required to be applied to the prepayment of the advances pursuant to Section 2.06(b) of the Credit Agreement, purchase, redeem, retire, defease or otherwise acquire shares of its capital stock with the proceeds received contemporaneously from the issue of new shares of its capital stock with equal or inferior voting powers, designations, preferences and rights, (B) any Subsidiary of any Customer may (i) declare and pay cash dividends to such Customer and (ii) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary, (C) the Customers may pay cash dividends or otherwise transfer funds to the Parent or MCCI. for operating expenses incurred in the normal course of business by the Parent or MCCI or paid by the Parent or MCCI on behalf of the Customers. Such expenses include all payroll and benefits costs for all Subsidiaries of the Parent, telephone, travel, rent and other occupancy costs, professional expenses, including consulting, audit, accounting and legal expenses, corporate insurance expenses, data processing costs and other operating expenses, and (D) the Parent and the Customers and Eleris, Inc. may issue stock options to the directors and employees of Eleris, Inc. in an aggregate amount not to exceed 20% of the capital stock of Eleris Inc., no Loan Party will, directly or indirectly: (i) declare or pay any dividend (other than dividends payable solely in common stock of any Loan Party or any Guarantor) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of any Loan Party or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party or any Guarantor; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations).

8.7. INVESTMENTS. No Loan Party will, directly or indirectly, make, maintain or acquire any Investment in any Person other than:

         (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program;

         (B) direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof;

         (C) stock or obligations issued to any Loan Party or any Guarantor in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of any Loan Party or any Guarantors;

         (D) commercial paper of any corporation organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation;

         (E) Investments by the Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof;

         (F) loans and advances to employees in the ordinary course of the business of the Parent and its Subsidiaries (other than Non-Filing Subsidiaries) as presently conducted in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

         (G) Investments by the Parent and its Subsidiaries in cash equivalents in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding;

         (H) Investments existing on the date hereof and described on Attachment B hereto;

         (I) Investments by the Borrowers in Hedge Agreements (as defined in
Section 10 of this Agreement); and

         (J) Investments in Subsidiaries not existing on the date hereof that are formed with an initial capitalization of One Million Dollars ($1,000,000) or less, provided that the aggregate Investments permitted under this clause (J) shall not exceed ($5,000,000) in any Fiscal Year.

8.8. AFFILIATE/SUBSIDIARY TRANSACTIONS. No Loan Party will, directly or indirectly, enter into any transaction with any Affiliate or Subsidiary, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate or Subsidiary of either Customer or any Guarantor except in the ordinary course of business and pursuant to the reasonable requirements of any Loan Party's or any Guarantor's business upon fair and reasonable terms no less favorable to such Loan Party or Guarantor than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, provided, however no Loan Party will, or permit any of its Subsidiaries to, transfer, sell, exchange or dispose of any Collateral to any Affiliate or Subsidiary of any Loan Party except if such transfer, sale, exchange or disposition is subject to IBM Credit's security interest in such Collateral.

8.9. ERISA. No Loan Party will (A) terminate any Plan so as to incur a material liability to the PBGC (as defined in Section 6.12 of this Agreement), (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject any Loan Party or any Guarantor to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in
Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.9, the terms "material liability", "tax", "penalty", "accumulated funding deficiency" and "risk of termination" shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

8.10. ADDITIONAL NEGATIVE PLEDGES. No Loan Party will, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

8.11. STORAGE OF COLLATERAL WITH BAILEES AND WAREHOUSEMEN. Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless the Loan Party or Guarantor will, concurrently with the delivery of such Collateral to such party, cause such party to issue and deliver to IBM Credit, warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

8.12. INDEBTEDNESS. No Loan Party will create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

8.13. LOANS. No Loan Party will make any loans, advances, contributions or payments of money or goods to any Subsidiary, Affiliate or Parent or to any officer, director or stockholder of any Loan Party or of any such corporation (except for compensation for personal services actually rendered), except for transactions expressly authorized in this Agreement, and (i) stock option plans (other than in respect of any Non-Filing Subsidiary), (ii) employee loans (other than in respect of any Non-Filing Subsidiary) and (iii) Permitted Indebtedness.

8.14. AMENDMENT, ETC. OF CREDIT AGREEMENT . No Loan Party shall agree in any manner to any amendment, modification or change of any term or condition of the Credit Agreement or take any other action in connection with the Credit Agreement that would (i) increase the percentages included in clauses (a) or (b) of the definition of "Loan Value" in the Credit Agreement, (ii) reduce the dollar amount set forth in Section 3.02(a)(iii) of the Credit Agreement, (iii) reduce the dollar amount, or otherwise amend the calculation of the liquidation reserve included in clause (b) of the definition of "Loan Value" in the Credit Agreement and/or (iv) decrease the liquidation reserve set forth in the Credit Agreement Borrowing Base Certificate.

8.15. INTERIM ORDER AND FINAL ORDER . No Loan Party shall make or permit to be made any changes, amendment or modifications, or any application or motion for any change, amendment or modification to the Interim Order or the Final Order. The parties acknowledge that the foregoing shall not preclude the entry of any order of the Bankruptcy Court approving or authorizing an amendment or modification of this Agreement or the Other Documents or the Interim Order or the Final Order.

8.16. APPLICATION TO THE BANKRUPTCY COURT . No Loan Party shall apply to the Bankruptcy Court for the authority to take any action that is prohibited by the terms of this Agreement and the Other Documents or refrain from taking any action that is required to be taken by the terms of this Agreement and the Other Documents.

8.17. CHAPTER 11 CLAIMS . No Loan Party shall incur, create assume, suffer to exist or permit or make any application or motion for any other Super-Priority Claim or Lien which is pari passu with or senior to the claims of IBM Credit pursuant to this Agreement, the Interim Order or the Final Order, other than (a) as expressly contemplated and permitted by the Interim Order or the Final Order or (b) a senior Super-Priority Claim or Lien in favor of Citibank, as Administrative Agent and Collateral Agent under the Credit Agreement.

8.18. RECLAMATION CLAIMS; BANKRUPTCY CODE SECTION 546(G)* AGREEMENTS . No Loan Party shall (a) make any payments or transfer any property on account of claims asserted by vendors of any Loan Party for reclamation in accordance with Section 2-702 of the Uniform Commercial Code and Section 546(c) of the Bankruptcy Code, and (b) enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of inventory to any vendor pursuant to Section 546(g)* of the Bankruptcy Code, other than as expressly contemplated and permitted by the Interim Order or the Final Order.

8.19. NON-FILING SUBSIDIARIES . No Loan Party will and will permit any of its Subsidiaries to directly or indirectly (i) purchase, lease, transfer, sell or exchange any of its property or assets of any kind or the rendering of services to any Non-Filing Subsidiary, (ii) pay any amounts owing to any Non-Filing Subsidiary and all such payments owing are hereby subordinate in the payment in full of all Obligations hereunder, and (iii) make or permit to exist any loans or advances to Non-Filing Subsidiaries, or (iv) apply to the Bankruptcy Court for authority to do any of the foregoing: provided, however, the Loan Parties shall be permitted to make advances to MicroAge Teleservices, L.L.C. ("TeleServices") in the amount and manner permitted in the Credit Agreement.

                               SECTION 9. DEFAULT

9.1. EVENT OF DEFAULT. Any one or more of the following events shall constitute an Event of Default by any Loan Party under this Agreement and the Other
Documents:

         (A) the failure to pay any Product Advance, Shortfall Amount or any other Obligation or any part thereof when due and payable;

         (B) (i) the failure to comply with or observe the covenant set forth in
Section 8.14 of this Agreement and (ii) the failure to comply with or observe any other term, covenant or agreement contained in this Agreement or any of the Other Documents and, in the case of (ii), such failure is not cured within twenty (20) days after the earlier of the date on which (A) a chief executive officer, chief financial officer, executive vice president, controller, treasurer or assistant treasurer of any Loan Party becomes aware of such failure or (B) written notice thereof shall have been given to the Parent by IBM Credit;

         (C) the occurrence of a default or event of default under the Cash Collateral Stipulation;

         (D) any representation, warranty, statement, report or certificate made or delivered by or on behalf of any Loan Party or any of its officers, employees or agents or by or on behalf of any Guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

         (E) any Loan Party or any of its any Subsidiaries or any Guarantor shall generally not pay its debts as such debts become due (other than with respect to the Cases), become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for any Loan Party, any Subsidiary or any Guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that any Loan Party or any of its Subsidiaries or any Guarantor shall have a period of sixty (60) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

         (F) the use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

         (G) the entry of any judgment on or after the Petition Date against any Loan Party or any Guarantor in an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or superseding bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

         (H) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any amount payable in respect of the Credit Agreement arising on or after the Petition Date and such failure shall continue after the applicable cure period, if any, specified in the Credit Agreement; or any other event shall occur or condition shall exist under the Credit Agreement or any agreement or instrument relating thereto, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of the Credit Agreement or otherwise to cause the debt to mature;

         (I) the dissolution or liquidation of any Loan Party or any of Subsidiaries or its directors or stockholders shall take any action to dissolve or liquidate either Customer, any Subsidiary or any Guarantor unless otherwise provided for herein;

         (J) any "going concern" or like qualification or exception, or qualification arising out of the scope of an audit by an Auditor of its opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

         (K) there issues a warrant of distress for any rent or taxes with respect to the warehouse facilities located in Tempe, AZ, Miami, FL, Paulsboro, NJ, Sparks, NV, Allen, TX and Cincinnati, OH and any additional warehouse locations occupied by any Loan Party or any of its Subsidiaries in or upon which the Collateral, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued;

         (L) any Loan Party (other than an Immaterial Subsidiary) suspends business for a period of five (5) consecutive days;

         (M) (i) the occurrence of any event or condition that permits the holder of any Indebtedness in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) arising in one or more related or unrelated transactions to accelerate the maturity thereof or the failure of any Loan Party to pay when due any such Indebtedness or (ii) the occurrence of an Event of Default under the Credit Agreement;

         (N) any Guaranty of any or all of the Obligations executed by any Guarantor (other than an Immaterial Guarantor) in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such Guarantor, or any such Guarantor shall deny that it has any further liability or obligation thereunder or any such Guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such Guaranty;

         (O) any Loan Party is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

         (P) there shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000);

         (Q) any "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of any Loan Party;

         (R) the Cases shall be dismissed, suspended or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee shall be appointed in the Cases or an application shall be filed by any Loan Party for the approval of, or there shall arise any other claim having priority senior to or pari passu with the claims of IBM Credit under this Agreement or any other claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code (other than the Carve-Out);

         (S) the Bankruptcy Court shall enter an order (i) granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any holder of any security interest in any assets in excess of Five Hundred Thousand Dollars ($500,000) or in the aggregate in excess of One Million Dollars for any and all such holders other than as expressly contemplated by the Interim Order or the Final Order or (ii) approving any settlement or other stipulation with any creditor of any Loan Party other than IBM Credit or otherwise providing for payments as adequate protection or otherwise to such creditor individually or in the aggregate in excess of One Million Dollars ($1,000,000) for any and all such creditors;

         (T) any Loan Party shall make any payment (as adequate protection or otherwise) on account of any claim arising or deemed to have arisen prior to the Petition Date other than a payment or payments which would not constitute a default under section 9.1(S)(ii) of this Agreement except as expressly contemplated by the Interim Order or the Final Order;

         (U) the Bankruptcy Court shall enter an order amending, supplementing, vacating or otherwise modifying the Interim Order or Final Order;

         (V) the Bankruptcy Court shall enter an order appointing an examiner with powers beyond the duty to investigate and report as set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code, in the Cases;

         (W) the Bankruptcy Court shall fail to enter (or shall vacate) a cash collateral order satisfactory to IBM Credit with respect to the Pre-Petition Secured Obligation due under the Pre-Petition Inventory Finance Agreement;

         (X) the Bankruptcy Court shall enter an order granting relief pursuant to Section 362(d) of the Bankruptcy Code other than as permitted under Section 9.1(S)(i);

         (Y) the entry of the Final Order shall not have occurred within Thirty
(30) days after the Petition Date;

         (Z) any Loan Party or any of its Subsidiaries (other than such Loan Party or such Subsidiary that is an Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or (other than with respect to the Cases) shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries (other than such Loan Party or such Subsidiary that is an Immaterial Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries (other than such Loan Party or such Subsidiary that is an Immaterial Subsidiary) shall take any corporate or other action to authorize any of the actions set forth above in Section 6.1 (R) of this Agreement; and

         (AA) any Loan Party shall bring a motion in the Cases: (i) to grant any Lien other than Permitted Liens upon or affecting any Collateral; or (ii) to effect any other action or actions adverse to IBM Credit or its rights and remedies hereunder or their interest in the Collateral that would, individually or in the aggregate, have a Material Adverse Effect.

         (BB) Any challenge by or on behalf of any Loan Party or other Person to the validity of this Agreement or any Other Document or the applicability or enforceability of this Agreement or any Other Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in this Agreement or any Other Document or any payment made pursuant thereto; or

         (CC) The determination of any Loan Party, whether by vote of such Loan Party's board of directors or otherwise, to suspend the operation of such Loan Party's business in the ordinary course, liquidate all or substantially all of such Loan Party's assets, or employ an agent or other third party to conduct any so-called "Going-Out-of Business" sales, or the filing of a motion or other application in the Cases, seeking authority to do any of the foregoing.

9.2. ACCELERATION. (A) Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against any Loan Party: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(D) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and (b) immediately terminate the Credit Line hereunder.

         (B) Upon the occurrence and during the continuance of an Event of Default, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated and IBM Credit, shall, upon forty-eight (48) business hours' written notice (i.e. 48 hours calculated without reference to Saturday, Sunday or any other day on which the Bankruptcy Court Clerk's Office is not open, PROVIDED HOWEVER, that unless notice is received at or before 12:00 Noon, Arizona time, on the day notice is given, IBM Credit's pursuit of remedies may not commence until the beginning of business on the third Business Day after the day on which notice is received) to the Loan Parties and any creditors' committee appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code, be immediately permitted to, among other things, pursue any and all of its remedies against any Loan Party or the Collateral and seek payment in respect of all Obligations.

9.3. REMEDIES. (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, upon forty-eight
(48) business hours' written notice to the Loan Parties (i.e. 48 hours calculated without reference to Saturday, Sunday or any other day on which the Bankruptcy Court Clerk's Office is not open, PROVIDED HOWEVER, that unless notice is received at or before 12:00 Noon, Arizona time, on the day notice is given, IBM Credit's pursuit of remedies may not commence until the beginning of business on the third Business Day after the day on which notice is received) IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Collateral, or IBM Credit may use (at the expense of the Loan Parties) such of the supplies or space of the Loan Parties business or otherwise, as may be necessary to properly administer and control the Collateral or the handling of collections and realizations thereon; and (ii) foreclose the security interests created pursuant to this Agreement by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

         (B) Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, upon forty-eight
(48) business hours' written notice to the Loan Parties (i.e. 48 hours calculated without reference to Saturday, Sunday or any other day on which the Bankruptcy Court Clerk's Office is not open, PROVIDED HOWEVER, that unless notice is received at or before 12:00 Noon, Arizona time, on the day notice is given, IBM Credit's pursuit of remedies may not commence until the beginning of business on the third Business Day after the day on which notice is received) IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of each Loan Party or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit shall have the right to purchase at any such sale. If IBM Credit, in its sole discretion determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. Each Loan Party hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and IBM of such Collateral constitutes a commercially reasonable sale. Each Loan Party agrees, at the request of IBM Credit, to assemble the Collateral and to make it available to IBM Credit at places which IBM Credit shall select, whether at the premises of the Loan Party or elsewhere, and to make available to IBM Credit the premises and facilities of the Loan Parties for the purpose of IBM Credit's taking possession of, removing or putting such Collateral in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

         (C) Unless expressly prohibited by the licensor thereof, if any, IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by each Loan Party in its businesses or in connection with any of the Collateral.

         (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by IBM Credit to the payment of Loan Parties' Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Loan Parties shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to Loan Parties or their successors or assigns, any surplus resulting therefrom.

         (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

9.4. WAIVER. If IBM Credit seeks to take possession of any of the Collateral by any court process each Loan Party hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, each Loan Party waives to the extent permitted by applicable law all rights of set-off it may have against IBM Credit. Each Loan Party further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

         SECTION 10. FINANCIAL COVENANT DEFINITIONS; FINANCIAL COVENANTS

10.1. FINANCIAL COVENANT DEFINITIONS . Solely for purposes of this Section 10, the following terms shall have the following meanings:

"Administrative Agent": Citibank, N.A..

"Borrowers": as defined in the Credit Agreement.

"Capital Expenditures": means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus
(b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

"Capitalized Leases": means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

"Cash Concentration Account": has the meaning specified in the Security
Agreement.

"Contingent Obligation": means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or
(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Debt": of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

"Debt for Borrowed Money": of any Person means all Debt of the types described in clauses (a) through (e) of the definition of "Debt" less amounts on deposit in the Cash Concentration Account.

"EBITDA": means, for any period, the sum, determined on a Consolidated basis, of
(a) net income (or net loss), (b) interest expense (including implied interest expenses incurred under the Receivables Sales Agreement and flooring subsidies, in each case determined on a basis consisted with past practice, (c) income tax expense, (d) depreciation expense, (e) amortization expense, (f) extraordinary, non-recurring, transactional or unusual losses deducted in calculating net income less extraordinary, non-recurring, transactional or unusual gains added in calculating net income and (g) any non-cash expenses, non-cash losses or other non-cash charges resulting from the writedown in the valuation of any assets in each case of the Parent Guarantor and its Subsidiaries, determined in accordance with GAAP for such period.

"Fee Letter": means the fee letter dated April 13, 2000 between the Parent Guarantor and the Administrative Agent, as amended.

"Guarantors" means the Parent Guarantor and the Subsidiary Guarantors.

"Hedge Agreements": means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

"Hedge Bank": means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

"Interest Coverage Ratio" means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money (including expenses incurred under the Receivables Sales Agreements and flooring subsidiaries, in each case, of or by the Parent Guarantor and its Subsidiaries during the applicable period most recently ended for which financial statements are required to the delivered to IBM Credit pursuant to Section 7.1(A) or (B), as the case may be.

"Issuing Bank": as defined in the Credit Agreement.

"Lender Party": as defined in the Credit Agreement.

"Lenders: as defined in the Credit Agreement.

"Letter of Credit Advance": means an advance made by the Issuing Bank or any Lender pursuant to Section 2.03(c) of the Credit Agreement.

"Letter of Credit Agreement": has the meaning specified in Section 2.03(a) of the Credit Agreement.

"Letter of Credit Commitment": means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or, if the Issuing Bank has entered into one or more Assignment and Acceptances, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) of the Credit Agreement as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to
Section 2.05 of the Credit Agreement.

"Letter of Credit Facility": means, at any time, an amount equal to the lesser of (a) the amount of the Issuing Bank's Letter of Credit Commitment at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05 of the Credit Agreement.

"Letters of Credit": has the meaning specified in Section 2.01(c) of the Credit Agreement.

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

"Loan Documents": means (a) for purposes of the Credit Agreement and the Notes and any amendment, supplement or modification hereof or thereof, (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents,
(v) the Fee Letter, (vi) each Letter of Credit Agreement and (vii) each Intercreditor Agreement and (b) for purposes of the Guaranties and the Collateral Documents and for all other purposes other than for purposes of the Credit Agreement and the Notes, (i) the Credit Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Agreement, (vii) each Secured Hedge Agreement and (viii) each Intercreditor Agreement, in each case as amended.

"Loan Parties": means the Borrowers and the Guarantors.

"Note": means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A to the Credit Agreement, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Working Capital Advances, Letter of Credit Advances and Swing Line Advances made by such Lender to such Borrower, as amended.

"Obligation": means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f) of the Credit Agreement. Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Loan Party under the Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

"Parent Guarantor": MicroAge, Inc..

"Preferred Stock": means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

"Redeemable": means, with respect to any capital stock or other ownership or profit interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

"Security Agreement": has the meaning specified in Section 3.01(a)(ii) of the Credit Agreement.

"Subsidiary Guarantors" means all Subsidiaries of the Parent Guarantor and each other Subsidiary of any of them that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j) or Section 5.01(k) of the Credit Agreement.

"Swing Line Advance": means an advance made by (a) Citibank, N.A. pursuant to
Section 2.01(b)or (b) any Lender pursuant to Section 2.02(b) of the Credit Agreement.

"Working Capital Advance": as defined in Section 2.01(a) of the Credit
Agreement.

10.2. FINANCIAL COVENANTS . So long as any Product Advance or any other Obligation of any Loan Party under this Agreement or any Other Documents shall remain unpaid, the Parent will:

         (a) INTEREST COVERAGE RATIO. Maintain at all times an Interest Coverage Ratio of not less than the ratio set forth below for each period set forth below.


--------------------------------------------------------------------------------
               PERIOD                                        RATIO

--------------------------------------------------------------------------------
Fiscal Quarter ended July 31, 2000                        (1.25:1.00)
--------------------------------------------------------------------------------
Two Fiscal Quarters ended October 31, 2000                (0.80:1.00)
--------------------------------------------------------------------------------
Three Fiscal Quarters ended January 31, 2001              (0.25:1.00)
--------------------------------------------------------------------------------
Four Fiscal Quarters ended April 30, 2001                  0.10:1.00
--------------------------------------------------------------------------------
Four Fiscal Quarters ended July 31, 2001                   1.00:1.00
--------------------------------------------------------------------------------
Four Fiscal Quarters ended October 31, 2001                1.20:1.00
--------------------------------------------------------------------------------

         (b) MINIMUM EBITDA. Maintain at all times EBITDA of the Parent Guarantor and its Subsidiaries not less than the amount set forth below for each period set forth below.

--------------------------------------------------------------------------------
                     PERIOD                                $ AMOUNT
--------------------------------------------------------------------------------
Fiscal Quarter ended July 31, 2000                                 ($10,000,000)
--------------------------------------------------------------------------------
Two Fiscal Quarters ended October 31, 2000                         ($12,000,000)
--------------------------------------------------------------------------------
Three Fiscal Quarters ended January 31, 2001                        ($4,500,000)
--------------------------------------------------------------------------------
Four Fiscal Quarters ended April 30, 2001                            $2,500,000
--------------------------------------------------------------------------------
Four Fiscal Quarters ended July 31, 2001                            $10,000,000
--------------------------------------------------------------------------------
Four Fiscal Quarters ended October 31, 2001                         $15,000,000
--------------------------------------------------------------------------------


                            SECTION 11. MISCELLANEOUS

11.1. TERM; TERMINATION. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the date specified in a written notice by the Loan Parties that they intend to terminate this Agreement which date shall be no less than ninety (90) days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of the Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

         (B) Until the indefeasible payment in full of all of the Obligations, no termination of this Agreement or any of the Other Documents shall in any way affect or impair (i) the Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to and after such termination, or (ii) IBM Credit's rights hereunder, including, without limitation, IBM Credit's security interest in the Collateral. On and after a Termination Date IBM Credit may, but shall not be obligated to, upon the request of Loan Parties, continue to provide Product Advances hereunder.

11.2. INDEMNIFICATION. Each Loan Party hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) Loan Parties, (ii) any Person that shall be acquired by any Loan Party or (iii) any Person that any Loan Party may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of either Customer in connection therewith. Notwithstanding the foregoing, no Loan Party shall be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement.

11.3. ADDITIONAL OBLIGATIONS . IBM Credit, without waiving or releasing any Obligation or Default of the Loan Parties, may perform any Obligations of the Loan Parties that the Loan Parties shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation to do so, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

11.4. LIMITATION OF LIABILITY . NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSONS SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY LOAN PARTY IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT, ANY DELAY, OMISSION OR ERROR IN THE ELECTRONIC TRANSMISSION OR RECEIPT OF ANY E-DOCUMENT, OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSONS HAVE ANY LIABILITY TO ANY LOAN PARTY OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE EVENT ANY LOAN PARTY REQUESTS IBM CREDIT TO EFFECT A WITHDRAWAL OR DEBIT OF FUNDS FROM AN ACCOUNT OF SUCH LOAN PARTY, THEN IN NO EVENT SHALL IBM CREDIT BE LIABLE FOR ANY AMOUNT IN EXCESS OF ANY AMOUNT INCORRECTLY DEBITED, EXCEPT IN THE EVENT OF IBM CREDIT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO PARTY SHALL BE LIABLE FOR ANY FAILURE TO PERFORM ITS OBLIGATIONS IN CONNECTION WITH ANY E-DOCUMENT, WHERE SUCH FAILURE RESULTS FROM ANY ACT OF GOD OR OTHER CAUSE BEYOND SUCH PARTY'S REASONABLE CONTROL (INCLUDING, WITHOUT LIMITATION, ANY MECHANICAL, ELECTRONIC OR COMMUNICATIONS FAILURE) WHICH PREVENTS SUCH PARTY FROM TRANSMITTING OR RECEIVING E-DOCUMENTS.

11.5. ALTERATION/WAIVER . This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by each Loan Party and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto. IBM Credit's failure at any time or times to require strict compliance and performance by any Loan Party of any undertakings, agreements, covenants, warranties and representations of this Agreement or any of the Other Documents shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by any Loan Party under this Agreement or any of the Other Documents shall not waive or affect any other Default by such

Loan Party under this Agreement or any of the Other Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of each Loan Party contained in this Agreement or the Other Documents and no Default by any Loan Party shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

11.6. SEVERABILITY . If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

11.7. ENTIRE AGREEMENT . This Agreement and the Other Documents constitute the entire agreement among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect hereof is superseded by this Agreement and the Other Documents.

11.8. ONE LOAN . All Product Advances heretofore, now or at any time or times hereafter made by IBM Credit to any Loan Party under this Agreement or the Other Documents shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by the Loan Parties to IBM Credit or any assignor of IBM Credit.

11.9. ADDITIONAL COLLATERAL. All monies, reserves and proceeds received or collected by IBM Credit with respect to other property of any Loan Party in possession of IBM Credit at any time or times hereafter are hereby pledged by such Loan Party to IBM Credit as security for the payment of the Obligations and shall be applied promptly by IBM Credit on account of the Obligations; provided, however, IBM Credit may release to the Loan Parties such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

11.10. NO MERGER OR NOVATIONS . (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by each Loan Party that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of the Loan Parties' under the Pre-Petition Inventory Finance Agreement. Each Loan Party acknowledges and agrees that such Obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of the Obligations under the Pre-Petition Inventory Finance Agreement.

         (B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of each Loan Party to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

11.11. PARAGRAPH TITLES. The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

11.12. BINDING EFFECT; ASSIGNMENT . This Agreement and the Other Documents shall be binding upon and inure to the benefit of IBM Credit and the Loan Parties and their respective successors and assigns; provided, that the Loan Parties shall have no right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit.

11.13. NOTICES; E-BUSINESS ACKNOWLEDGMENT . (A) Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (ii) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i)  If to IBM Credit at:              (ii) If to Customer at:




     IBM Credit Corporation                 MTS Holding Company
     5000 Executive Parkway, Suite 450      2400 South MicroAge Way
     San Ramon, CA                          Tempe, AZ 85282
     Attention:  Region Manager, West       Attention:  VP, Corporate Counsel
     Facsimile: 925-277-5675                Facsimile: 480-366-2157




(iii)  If to Customer at:              (iv)  If to Customer at:



     Pinacor, Inc.                          MicroAge Computer Centers, Inc.
     2400 South MicroAge Way                2400 South MicroAge Way
     Tempe, AZ 85282                        Tempe, AZ 85282
     Attention: VP, Corporate Counsel        Attention: VP, Corporate Counsel
     Facsimile:  480-366-2157               Facsimile: 480-366-2157

(v)  If to Parent at:                  (vi)  If to Customer at:




     MicroAge, Inc.                         MicroAge Technology Services, L.L.C.
     2400 South MicroAge Way                2400 South MicroAge Way
     Tempe, AZ 85282                        Tempe,  AZ 85282
     Attention: VP,  Corporate Counsel      Attention: VP, Corporate Counsel
     Facsimile: 480-366-2157                Facsimile: 480-366-2157



or to such other address or number as each party designates to the other in the manner prescribed herein.

         (B) (i) Each party may electronically transmit to or receive from the other party certain documents set forth in Attachment G ("E-Documents") via the Internet or electronic data interchange ("EDI"). Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be sent directly or through any third party service provider ("Provider") with which either party may contract. Each party shall be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party shall be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to each Loan Party will be specific to each Customer and will require each Loan Party's registration with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by each Loan Party, IBM Credit shall provide an ID and password(s) to an individual designated by each Loan Party ("Loan Party Recipient"). Each Loan Party accepts responsibility for the designated individual's distribution of the ID and password(s) within its organization and each Loan Party will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Each Loan Party will conduct an annual review of all IDs and passwords to ensure they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS DISCRETION AT ANY TIME. E-Documents shall not be deemed to have been properly received, and no E-Document shall give rise to any obligation, until accessible to the receiving party at such party's receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party shall promptly transmit a functional acknowledgment in return. A functional acknowledgment shall constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving party shall promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party's records of the contents of such E-Document shall control.

(ii) Each party shall use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this Section 11.13 shall have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this Section 11.13 shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by each Loan Party's, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized by each Loan Party. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. No party shall contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

LOAN PARTY RECIPIENT INFORMATION for Internet transmissions:

(PLEASE PRINT)
Name of Loan Party's Designated Central Contact Authorized to Receive IDs and Passwords:

James Domaz for MTSI
e-mail Address:  JDOMAZ@MICROAGE.COM
Phone Number:  480- 366-2343

James Domaz for MCCI
e-mail Address:  JDOMAZ@MICROAGE.COM
Phone Number:  480-366-2343

James Domaz for Pinacor
e-mail Address:  JDOMAZ@MICROAGE.COM
Phone Number: 480-366-2343

James Domaz for MTS
e-mail Address:  JDOMAZ@MICROAGE.COM
Phone Number: 480- 366-2343

James Domaz for MicroAge, Inc.
e-mail Address:  JDOMAZ@MICROAGE.COM
Phone Number: 480-366-2343

11.14. COUNTERPARTS . This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

11.15. SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW . TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER DOCUMENTS, EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

         (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER AGREEMENT, OR

FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

         (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

         (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO EACH LOAN PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.13 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

         (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

         (E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER DOCUMENTS SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

11.16. JURY TRIAL WAIVER . EACH OF IBM CREDIT AND EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND THE LOAN PARTIES ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

11.17. INTERCREDITOR AGREEMENTS . EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES THAT ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE OTHER DOCUMENTS DEFINED HEREIN ARE SUBJECT OF THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

                   THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK

                  THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK

                  THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK

                  THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK

         IN WITNESS WHEREOF, each Loan Party has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal to be affixed hereto as of the date first written above.

IBM CREDIT CORPORATION                    MTS HOLDING COMPANY

BY: /s/ Philip N. Morse                   BY: /s/ Ray L. Storck
    ------------------------------------      ----------------------------------

PRINT NAME: PHILIP N. MORSE               PRINT NAME: /s/ Ray L. Storck
                                                      --------------------------
TITLE: DIR., COMMERCIAL & SPECIALTY       TITLE: Vice President and Treasurer
FINANCING AMERICAS                               -------------------------------

PINACOR, INC.                             MICROAGE COMPUTER CENTERS, INC.


BY: /s/ Ray L. Storck                     BY: /s/ Ray L. Storck
    ------------------------------------      ----------------------------------

PRINT NAME: /s/ Ray L. Storck             PRINT NAME: /s/ Ray L. Storck
            ----------------------------              --------------------------

TITLE: Vice President and Treasurer       TITLE: Vice President and Treasurer
       ---------------------------------        -------------------------------

MICROAGE, INC.                            MICROAGE TECHNOLOGY SERVICES, L.L.C.


BY: /s/ Ray L. Storck                     BY: /s/ Ray L. Storck
    ------------------------------------      ----------------------------------

PRINT NAME: /s/ Ray L. Storck             PRINT NAME: /s/ Ray L. Storck
            ----------------------------              --------------------------

TITLE: Vice President, CFO and Treasurer  TITLE: Vice President and Treasurer
       ---------------------------------        -------------------------------